UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PENTON MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Penton Media Building

1300 East Ninth Street

Cleveland, Ohio 44114-1503

December 15, 2006

Dear Stockholder:

On November 1, 2006, Penton Media, Inc. (“Penton,” “we,” “us” or “our”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Prism Business Media Holdings Inc. (“Parent”), and Prism Acquisition Co., a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is the holding company of Prism Business Media Inc., a leading producer of targeted publications, websites and exhibitions that bring sellers together with qualified buyers and is currently owned by private equity funds sponsored by Wasserstein & Co. LP and co-investors Highfields Capital Management LP and Lexington Partners, and, upon completion of the merger, will also be owned by MidOcean Partners III, L.P., its parallel funds and its co-investors. Under the terms of the merger agreement, Merger Sub will be merged with and into Penton, with Penton continuing as the surviving corporation (the “merger”) and becoming a wholly-owned subsidiary of Parent. If the merger is completed, you will be entitled to receive an amount in cash (estimated as of the date of the accompanying proxy statement to be approximately $0.81), without interest and less any applicable withholding taxes, for each share of our common stock that you own. The exact amount of this cash payment will not be determined until the effective time of the merger, as discussed in the accompanying proxy statement.

A special meeting of our stockholders will be held on January 23, 2007, at 10:00 a.m., local time, to vote on a proposal to adopt the merger agreement so that the merger can occur. The special meeting will be held in The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors unanimously has determined that the merger is advisable and that the terms of the merger are in the best interests of Penton and its stockholders and has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. This determination and approval, and the recommendation of our board of directors, is based, among other things, upon the unanimous recommendation of the special committee of our board of directors consisting of independent directors who do not own any shares of our preferred stock and are not affiliated with management or any holders of our preferred stock.

Your vote is very important. We cannot complete the merger unless, among other required votes, (1) stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the matter vote to adopt the merger agreement and (2) holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or by Parent) entitled to vote and voting on the matter vote to adopt the merger agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement as to the vote of all stockholders. However, as to the separate class vote of common stockholders, your failure to vote will not have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of Penton, and we urge you to support this transaction.

Sincerely,

Royce Yudkoff

Chairman of the Board

This proxy statement is dated December 15, 2006, and is first being mailed to stockholders on or about December 15, 2006.

The Penton Media Building

1300 East Ninth Street

Cleveland, Ohio 44114-1503

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 23, 2007

TO THE STOCKHOLDERS OF PENTON MEDIA, INC.:

A special meeting of stockholders of Penton Media, Inc., a Delaware corporation (“Penton,” “we,” “us” or “our”), will be held on January 23, 2007, at 10:00 a.m., local time, in The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503, for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of November 1, 2006, among Prism Business Media Holdings Inc., Prism Acquisition Co. and Penton, as the merger agreement may be amended from time to time.

2.	Adjournment of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.	Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on December 12, 2006, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is very important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires, among other required votes, (1) the affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the matter, voting together as a single class and (2) the affirmative vote of the holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or by Parent) entitled to vote and voting on the matter. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement as to the vote of all stockholders. However, as to the separate class vote of common stockholders, your failure to vote will not have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of Penton who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Penton before the vote is taken on the merger agreement and comply with certain other requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Dissenters’ Rights of Appraisal” beginning on page 61.

By order of the board of directors,

Preston L. Vice

Secretary

Cleveland, Ohio

December 15, 2006

In this proxy statement, the terms “Penton,” “we,” “us” and “our” refer to Penton Media, Inc. and its subsidiaries.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Penton. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 69.

The Merger and the Merger Agreement

•	The Parties to the Merger Agreement (see page 13). Penton Media, Inc., a Delaware corporation, is a diversified business-to-business media company. Prism Business Media Holdings Inc., a Delaware corporation (“Parent”), is the holding company of Prism Business Media Inc., a leading producer of targeted publications, websites and exhibitions that bring sellers together with qualified buyers. Prism Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), was formed solely for the purpose of effecting the merger (as defined below) and the transactions related to the merger. Merger Sub has not engaged in any business except in furtherance of this purpose. Parent is currently owned by private equity funds sponsored by Wasserstein & Co. LP and co-investors Highfields Capital Management LP and Lexington Partners, and, upon completion of the merger, will also be owned by MidOcean Partners III, L.P., MidOcean Partners III-A, L.P., MidOcean Partners III-D, L.P., and MidOcean-Prism, LLC. See “The Merger—Background of the Merger—Exploration of Strategic Alternatives.”

•	The Merger. You are being asked to vote to adopt an agreement and plan of merger (the “merger agreement”) providing for the acquisition of Penton by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into Penton (the “merger”). Penton will be the surviving corporation in the merger and will continue to do business as “Penton Media” following the merger. As a result of the merger, Penton will become a wholly-owned subsidiary of Parent and will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 48.

•	Merger Consideration. The merger agreement provides that $194,200,000 is the total amount of cash consideration to which the holders of shares of our common and preferred stock and options to purchase shares of our common stock will be entitled upon completion of the merger. If the merger is completed, you will be entitled to receive an amount in cash (estimated as of the date of this proxy statement to be approximately $0.81), without interest and less any applicable withholding taxes, for each share of our common stock that you own. The exact amount of this cash payment will not be determined until the effective time of the merger. See “The Merger Agreement—Merger Consideration” beginning on page 48.

•	Treatment of Stock Options. Upon completion of the merger, each outstanding option to purchase shares of our common stock, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess, if any, of the amount per share to which a holder of our common stock will become entitled over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes. See “The Merger Agreement—Treatment of Stock Options” beginning on page 49.

•	Conditions to the Merger (see page 56). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been adopted by:

•	an affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the matter, voting together as a single class;

•	an affirmative vote of 75% of the outstanding shares of our Series C Preferred Stock;

•	an affirmative vote of the holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or by Parent) entitled to vote and voting on the matter;

•	no injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the merger will be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, must have expired or been terminated;

•	Penton’s and Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 56; and

•	Penton and Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement.

•	Restrictions on Solicitations of Other Offers (see page 54).

•	The merger agreement provides that we are generally not permitted to directly or indirectly initiate, solicit or knowingly encourage any inquiries or the making of any alternative acquisition proposal or offer with respect to an acquisition proposal for us or any interest representing a 20% or greater economic or voting interest in us.

Notwithstanding this restriction, our board of directors or the special committee may respond to a bona fide acquisition proposal not solicited in violation of our restriction on solicitations for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal or Termination of the Merger Agreement in Connection with a Superior Proposal,” including negotiating with Parent and Merger Sub in good faith to make adjustments to the merger agreement prior to termination and, if required, paying a termination fee. See page 55.

•	Termination of the Merger Agreement (see page 57). The merger agreement may be terminated:

•	By mutual written consent of both us and Parent;

•	By either us or Parent if:

•	A court of competent jurisdiction or other governmental entity issues a final, nonappealable order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the merger, provided that the right to terminate the merger agreement will not be available to a party if the party’s action or failure to take action caused or resulted in such order, decree or ruling;

•	the merger is not completed on or before March 31, 2007, provided that the right to terminate the merger agreement will not be available to the party whose failure to perform its obligations under the merger agreement has been the cause of the failure to complete the merger on or before such date; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement of the meeting;

•	By us if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement, if such breach (or breaches in the aggregate) has a material adverse effect on the ability of Parent or Merger Sub duly to perform their obligations under the merger agreement or to consummate the transactions contemplated under the merger agreement and such breach is not cured upon the earlier of 10 days following notice of the breach or March 31, 2007; or

•	we receive a superior proposal, provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement—Recommendation Withdrawal or Termination of the Merger Agreement in Connection with a Superior Proposal” beginning on page 55, in which case we would be obligated to pay the termination fee owed to Parent as described under “The Merger Agreement—Termination Fees” beginning on page 57; or

•	By Parent or Merger Sub if:

•	we have breached any representation, warranty, covenant or agreement, if such breach (or breaches in the aggregate) has a material adverse effect (as defined in the merger agreement) and is not cured upon the earlier of 10 days following notice of the breach or March 31, 2007; or

•	our board of directors withdraws, modifies or changes, or resolves to withdraw, modify or change, in a manner adverse to Parent, its approval of or recommendation that our stockholders adopt the merger agreement; or

•	our board of directors or the special committee approves or recommends, or resolves to approve or recommend, any acquisition proposal other than the merger.

•	Termination Fees (see page 57). If the merger agreement is terminated under certain circumstances:

•	We will be obligated to pay a termination fee of $9.71 million;

•	We will be obligated to pay the expenses of Parent up to $1.942 million; or

•	Parent will be obligated to pay us a termination fee of $15 million.

The Special Meeting

See “Questions and Answers About the Special Meeting and the Merger” beginning on page 7.

Other Important Considerations

•

The Special Committee and its Recommendation. The special committee is a committee of our board of directors that was initially formed on September 27, 2005. The special committee was reconstituted on June 8, 2006 for the purpose of considering, evaluating, investigating and monitoring any exploration by Penton of strategic alternatives (including any possible transaction relating to the sale of Penton), including for the specific purpose of negotiating an allocation of the proceeds of any possible sale of Penton between our common and preferred stockholders. The special committee has been further authorized, among other things, to recommend whether to approve any proposed transaction arising out of our exploration of strategic alternatives, all to the extent that it considers it in the best interests of our common stockholders to do so. The special committee is comprised of three independent directors who do not own any shares of our preferred stock and are not affiliated with management or any holders of our preferred stock. The members of the special committee are Vincent D. Kelly, Adrian Kingshott and

Harlan A. Levy. The special committee unanimously determined, after considering the fairness of the merger and the merger agreement to our common stockholders generally and in relation to our preferred stockholders, that the merger agreement is fair to and in the best interests of our common stockholders and recommended (i) that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) that our board of directors recommend the adoption by our stockholders of the merger agreement and (iii) that our stockholders adopt the merger agreement. For a discussion of the material factors considered by our board of directors and the special committee in reaching their conclusions and the reasons why our board of directors and the special committee determined that the merger is fair, see “The Merger—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 25.

•	Board Recommendation. Our board of directors, based, among other things, on the unanimous recommendation of the special committee with respect to our common stockholders, recommends that our stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. See “The Merger—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 25.

•	Support Agreements of the Holders of Our Series C Preferred Stock. The holders of all of our outstanding Series C Preferred Stock have entered into an allocation agreement with us the terms of which they negotiated with the special committee, pursuant to which they are obligated to vote their shares in favor of the adoption of the merger agreement. For a more detailed discussion of the allocation agreement, see “The Merger—Background of the Merger” beginning on page 18. These holders also have entered into a voting agreement with Parent and Merger Sub pursuant to which they have agreed to (1) vote in person or by proxy their shares in favor of the merger and the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger and (2) grant to and appoint Parent the holders’ irrevocable proxy to vote the holders’ shares in favor of the merger and the adoption of the merger and the merger agreement. The voting agreement terminates on the earliest to occur of the effective time of the merger, the valid termination of the merger agreement, April 30, 2007 or written notice of termination of the voting agreement by Parent. See “The Special Meeting—Vote Required for Approval” beginning on page 14. The holders of our Series C Preferred Stock are entitled to a total of 9,828,787 votes for all such shares held on the record date, representing approximately 22% of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the adoption of the merger agreement.

•	Share Ownership of Directors and Executive Officers. As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, shares of our common stock and our Series M Preferred Stock representing less than 1% of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the adoption of the merger agreement. Our directors and executive officers have informed us that they currently intend to vote all of their shares “FOR” the adoption of the merger agreement.

•

Interests of Our Directors and Executive Officers in the Merger. Upon the consummation of the merger, (1) all unexercised stock options held by our directors and officers will be canceled and converted into the right to receive a cash payment equal to the excess, if any, of the amount per share to which a holder of our common stock will become entitled in the merger over the exercise price per share of the option, (2) our executive officers holding shares of our Series M Preferred Stock will be entitled to receive a portion of the merger consideration, (3) our executive officers potentially would be entitled to receive, and it is expected that Mr. Nussbaum will receive, severance benefits under their employment agreements, and (4) our executive officers participating in our Change of Control Bonus Plan will receive cash bonuses. The maximum total cash payments our executive officers may receive in respect of their beneficially owned shares of our capital stock and other compensation plans upon the consummation of the merger are as follows: Darrell C. Denny—$1,818,669; David B. Nussbaum—$6,510,538; and Preston L. Vice—$1,373,030. In addition, three members of our board of directors are affiliated with holders of our Series C Preferred Stock, and holders of our Series C Preferred Stock would be entitled to receive a substantial majority of the merger consideration. These and other interests of our directors and executive officers, some of which may be different than those of our stockholders generally, are more fully described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 42.

•	Opinion of Allen & Company LLC. In connection with the proposed merger, the special committee’s financial advisor, Allen & Company LLC (“Allen”), delivered to the special committee an opinion as to the fairness from a financial point of view to our common stockholders of the merger consideration to be received by our common stockholders in the merger, including in relation to our preferred stockholders. The full text of the opinion of Allen, which sets forth the procedures followed, assumptions made, qualifications and limitations on review undertaken by and other matters considered by Allen in connection with its opinion, is attached as Annex B to this proxy statement. Allen provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger, and the opinion of Allen is not a recommendation as to how any stockholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinion of Allen carefully and in its entirety. For a more complete description of the opinion and the review undertaken in connection with such opinions see “The Merger—Opinions of Financial Advisors—Opinion of Allen & Company LLC” beginning on page 29.

•	Opinion of Credit Suisse Securities (USA) LLC. On November 1, 2006, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered its oral opinion to our board of directors, which was subsequently confirmed in a written opinion dated as of the same date, to the effect that, as of November 1, 2006, the per share merger consideration to be received by holders of our common stock in the merger was fair to the holders of our common stock from a financial point of view. Credit Suisse’s opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the per share merger consideration to be received by holders of our common stock in the merger and not any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. We encourage you to carefully read the full text of Credit Suisse’s written opinion. However, neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our stockholders as to how such stockholders should vote or act on any matter relating to the proposed merger. See “The Merger—Opinions of Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC” beginning on page 34.

•	Sources of Financing. The merger agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub. Penton and Parent estimate that the total amount of funds necessary to consummate the merger and related transactions, including the new financing arrangements, the refinancing of certain existing indebtedness and the payment of customary fees and expenses in connection with the proposed merger and financing arrangements, will be approximately $530 million, which is expected to be funded by new credit facilities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “The Merger—Financing of the Merger” beginning on page 40. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•	Equity Financing. Parent has received an equity commitment from Wasserstein Partners LP to provide an amount of equity capital up to $38 million that, taken together with the proceeds of the debt financing, will be sufficient to enable Parent to complete the merger.

•	Debt Financing. Parent has received a debt commitment letter from UBS Loan Finance LLC, UBS Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and General Electric

Capital Corporation to provide (a) senior secured first lien credit facilities of $645 million and (b) a senior secured second lien credit facility of $282.5 million.

•	Regulatory Approvals (see page 39). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. Penton and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on November 13, 2006. The waiting period was terminated on November 27, 2006.

•	United States Federal Income Tax Consequences (see page 45). For U.S. federal income tax purposes, the merger will be treated as a taxable transaction for our common stockholders. In general and subject to the possible alternative treatment described below, U.S. holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will recognize gain or loss for U.S. federal income tax purposes in the merger. Such gain or loss generally will be measured by the difference between (i) the amount of cash received on the closing date of the merger by a U.S. holder and (ii) such U.S. holder’s tax basis in its shares of our common stock. There is a risk that the Internal Revenue Service may take the position that the full amount of the cash received by a U.S. holder in respect of its shares of our common stock could be taxable to such U.S. holder as ordinary income, without reduction for such U.S. holder’s basis, and that such U.S. holder’s unrecovered basis in its shares of our common stock could be treated as a capital loss. This risk, as well as certain other material U.S. federal income tax considerations for U.S. holders and non-U.S. holders, is discussed below under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

•	Appraisal Rights (see page 61). Under Delaware law, our stockholders who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed and to receive payment in cash for their shares based on that valuation in lieu of the merger consideration, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any stockholder intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting—Rights of Stockholders Who Seek Appraisal” beginning on page 16 and “Dissenters’ Rights of Appraisal” beginning on page 61, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

•	Market Price of Our Common Stock. Our common stock is quoted on the OTC Bulletin Board (the “OTC-BB”) under the symbol “PTON.OB.” The closing sale price of our common stock on the OTC-BB on July 11, 2006, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Penton, was $0.26. The closing sale price of our common stock on the OTC-BB on November 1, 2006, which was the last trading day before we announced the execution of the merger agreement, was $0.60. On December 12, 2006, the most recent practicable date before this proxy statement was printed, the closing sale price of our common stock on the OTC-BB was $0.74. See “Market Price of Our Common Stock” beginning on page 64 for further information, including important limitations you should understand in evaluating the historical trading prices of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Penton stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of Penton will be held on January 23, 2007, at 10:00 a.m., local time, in The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment proposal.

Q:	Who is entitled to vote at the special meeting?

A:	Stockholders of record holding shares of our common and preferred stock as of the close of business on December 12, 2006, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, there were 34,511,869 shares of our common stock outstanding, there were 50,000 shares of our Series C Convertible Preferred Stock (“Series C Preferred Stock”) outstanding and there were 73,500 shares of our Series M Preferred Stock outstanding. Every holder of our common stock and our Series M Preferred Stock is entitled to one vote for each such share the stockholder held on the record date. The holders of our Series C Preferred Stock are entitled to a total of 9,828,787 votes for all such shares held on the record date. Except for the second and third votes described in the answer to the next question, our common and preferred stockholders will vote together as a single class on all matters presented at the meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders. Registration will begin at 9:30 a.m., local time. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership on the record date. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q:	What vote is required for our stockholders to adopt the merger agreement?

A:	Adoption of the merger agreement requires (1) an affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the matter, voting together as a single class, (2) an affirmative vote of 75% of the outstanding shares of our Series C Preferred Stock and (3) an affirmative vote of the holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or by Parent) entitled to vote and voting on the matter.

Q:	How do our directors and executive officers intend to vote on the proposal to adopt the merger agreement?

A:	Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common and preferred stock “FOR” the adoption of the merger agreement.

Q:	How do we anticipate the holders of our Series C Preferred Stock will vote on the proposal to adopt the merger agreement?

A:	The holders of all of our outstanding Series C Preferred Stock have entered into an allocation agreement with us the terms of which they negotiated with the special committee, pursuant to which they are obligated to vote their shares in favor of the adoption of the merger agreement. The allocation agreement may be terminated at any time by mutual consent of us and the holders of our Series C Preferred Stock and by the holders of our Series C Preferred Stock or us if an agreement for the sale of Penton (which the merger agreement is) shall not have been signed on or before February 1, 2007. For a more detailed discussion of the allocation agreement, see “The Merger—Background of the Merger” beginning on page 18. These holders also have entered into a voting agreement with Parent and Merger Sub pursuant to which they have agreed to (1) vote in person or by proxy their shares in favor of the merger and the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger and (2) grant to and appoint Parent the holders’ irrevocable proxy to vote the holders’ shares in favor of the merger and the adoption of the merger and the merger agreement. The voting agreement terminates on the earliest to occur of the effective time of the merger, the valid termination of the merger agreement, April 30, 2007 or written notice of termination of the voting agreement by Parent. See “The Special Meeting—Vote Required for Approval” beginning on page 14. The holders of our Series C Preferred Stock are entitled to a total of 9,828,787 votes for all such shares held on the record date, representing approximately 22% of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the adoption of the merger agreement.

Q:	What vote is required for our stockholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and, except as provided in the next sentence, paid for by Penton. The merger agreement provides that expenses incurred in connection with the filing, printing and mailing of this proxy statement are shared equally by Penton and Parent. In addition, we have retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in the solicitation. We will pay MacKenzie Partners approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, you received this proxy statement from the nominee, along with the nominee’s voting instruction card which includes voting instructions and instructions on how to change your vote.

Q:	How do I vote? How can I revoke my vote?

A:	You may vote by signing and dating each proxy or voting instruction card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy or voting instruction card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying the Corporate Secretary of Penton, Preston L. Vice, at 1300 East Ninth Street, Cleveland, Ohio 44114-1503;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or electronically?

A:	If you hold your shares in your own name as the stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions shown on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, please check your voting instruction card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q:	If my shares are held in “street name” through my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will be permitted to vote your shares only if you instruct your broker, bank or other nominee how to vote. You should follow the instructions provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement as to the vote of all stockholders. However, as to the separate class vote of common stockholders, failure to instruct your broker, bank or other nominee to vote your shares will not have the same effect as a vote against the adoption of the merger agreement. Your failure to instruct your broker, bank or other nominee to vote your shares will have no effect on the proposal to adjourn the special meeting.

Q:	What do I do if I have money invested in the Penton Stock Fund under Penton’s 401(k) plan?

A:

If you have money invested in the Penton Stock Fund under the Penton Media, Inc. Retirement Savings Plan, our 401(k) plan, you do not actually own shares of our common stock through that investment. You are instead credited with equivalent shares representing an interest in shares of our common stock held by the Penton Stock Fund of our 401(k) plan. You have pass-through voting rights for shares of our common stock held in the Penton Stock Fund of our 401(k) plan based on your number of equivalent shares. You may exercise these pass-through voting rights by completing and returning the voting instruction card for participants in the Penton Stock Fund of our 401(k) plan accompanying this proxy statement. Your duly executed voting instruction card must be received by 6:00 a.m., local time, in Cleveland, Ohio on January 18, 2007 to be valid. If you do not timely complete and return a voting instruction card, the shares of our common stock allocable to your interest in the Penton Stock Fund of our 401(k) plan will voted in proportion to the manner in which other participants in the Penton Stock Fund have provided voting instructions. You may not vote in person at the special meeting.

Q:	What do I do if I receive more than one proxy card or set of voting instructions?

A:	If your shares are registered differently or are in more than one account, or if you own shares of both our common and our preferred stock, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares are voted.

Q:	How are votes counted?

A:	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement as to the vote of all stockholders; however, as to the separate class vote of common stockholders, your abstention will not have the same effect as a vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement as to the vote of all stockholders; however, as to the separate class vote of common stockholders, such broker non-votes will not have the same effect as a vote against the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but only abstentions, and not broker non-votes, will count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn the meeting and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	A representative of our transfer agent, National City Bank, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to National City Bank at (800) 622-6757.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of 2007. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Conditions to the Merger” beginning on page 56.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Penton common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger after reading this proxy statement, please contact our Corporate Communications Department at Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, Attention: Corporate Communications Department, telephone: (216) 931-9551. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card or voting instruction card, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of our company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Penton and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

and other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our most recent filings on Form 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 69. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT

Penton Media, Inc.

Penton Media, Inc. is a diversified business-to-business (“b-to-b”) media company. We provide media products that deliver proprietary business information to owners, operators, managers and professionals in the industries we serve. Through these products, we offer industry suppliers multiple ways to reach their customers and prospects as part of their sales and marketing efforts. We publish 39 specialized trade magazines, produce more than 80 trade shows, conferences and roadshows, and provide 47 websites, as well as electronic newsletters, Web conferences and other Web-based media products.

Penton is a Delaware corporation with its principal executive offices at 1300 East Ninth Street, Cleveland, Ohio 44114-1503, and our telephone number is (216) 696-7000.

Prism Business Media Holdings Inc.

Prism Business Media Holdings Inc., which we refer to as Parent, is the holding company of Prism Business Media Inc., a leading producer of targeted publications, websites and exhibitions that bring sellers together with qualified buyers. It consists of more than 70 publications, 130 websites, 180 e-mail newsletters, more than 20 trade shows and more than 450 directories and books that serve professionals in 20 market sectors including: agribusiness, communications, electrical & public services, entertainment, marketing and transportation. The principal office address of Parent is 249 West 17th Street, 4th Floor, New York, New York 10011, and its telephone number is (212) 204-4200.

Prism Acquisition Co.

Prism Acquisition Co., which we refer to as Merger Sub, is a Delaware corporation and a direct wholly-owned subsidiary of Parent that was formed solely for the purpose of effecting the merger and the transactions related to the merger. Merger Sub has not engaged in any business except in furtherance of this purpose. The principal office address of Merger Sub is 249 West 17th Street, 4th Floor, New York, New York 10011, and its telephone number is (212) 204-4200.

THE SPECIAL MEETING

This proxy statement is furnished as part of the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held on January 23, 2007, at 10:00 a.m., local time, in The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Voting Rights

We have fixed the close of business on December 12, 2006 as the record date for the special meeting, and only holders of record of our common and preferred stock on the record date are entitled to vote at the special meeting. On the record date, there were 34,511,869 shares of our common stock outstanding, there were 50,000 shares of our Series C Preferred Stock outstanding and there were 73,500 shares of our Series M Preferred Stock outstanding. Every holder of our common stock and our Series M Preferred Stock is entitled to one vote for each such share the stockholder held on the record date. The holders of our Series C Preferred Stock are entitled to a total of 9,828,787 votes for all such shares held on the record date. Except for the second and third votes described below under “—Vote Required for Approval”, our common and preferred stockholders will vote together as a single class on all matters presented at the meeting.

Quorum

The presence in person or by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of our common and preferred stock represented at the special meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement requires (1) an affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the matter, voting together as a single class, (2) an affirmative vote of 75% of the outstanding shares of our Series C Preferred Stock and (3) an affirmative vote of the holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or by Parent) entitled to vote and voting on the matter. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement as to the vote of all stockholders; however, as to the separate class vote of common stockholders, your abstention will not have the same effect as a vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement as to the vote of all stockholders; however, as to the separate class vote of common stockholders, such broker non votes will not have the same effect as a vote against the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but only abstentions, and not broker non-votes, will count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn the meeting and broker non-votes will have no effect on the vote to adjourn the meeting.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common and preferred stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

In addition, the holders of all of our outstanding Series C Preferred Stock have entered into an allocation agreement with us the terms of which they negotiated with the special committee, pursuant to which they are obligated to vote their shares in favor of the adoption of the merger agreement. The allocation agreement may be terminated at any time by mutual consent of us and the holders of our Series C Preferred Stock and by the holders of our Series C Preferred Stock or us if an agreement for the sale of Penton (which the merger agreement is) shall not have been signed on or before February 1, 2007. For a more detailed discussion of the allocation agreement, see “The Merger—Background of the Merger” beginning on page 18. These holders also have entered into a voting agreement with Parent and Merger Sub pursuant to which they have agreed to (1) vote in person or by proxy their shares in favor of the merger and the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger and (2) grant to and appoint Parent the holders’ irrevocable proxy to vote the holders’ shares in favor of the merger and the adoption of the merger and the merger agreement. The voting agreement terminates on the earliest to occur of the effective time of the merger, the valid termination of the merger agreement, April 30, 2007 or written notice of termination of the voting agreement by Parent. The holders of our Series C Preferred Stock are entitled to a total of 9,828,787 votes for all such shares held on the record date, representing approximately 22% of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the adoption of the merger agreement.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying the Corporate Secretary of Penton, Preston L. Vice, at 1300 East Ninth Street, Cleveland, Ohio 44114-1503;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

If you have money invested in the Penton Stock Fund under the Penton Media, Inc. Retirement Savings Plan, our 401(k) plan, you do not actually own shares of our common stock through that investment. You are instead credited with equivalent shares representing an interest in shares of our common stock held by the Penton Stock Fund of our 401(k) plan. You have pass-through voting rights for shares of our common stock held in the Penton Stock Fund of our 401(k) plan based on your number of equivalent shares. You may exercise these pass-through voting rights by completing and returning the voting instruction card for participants in the Penton Stock Fund of our 401(k) plan accompanying this proxy statement. Your duly executed voting instruction card must be received by 6:00 a.m., local time, in Cleveland, Ohio on January 18, 2007 to be valid. If you do not timely complete and return a voting instruction card, the shares of our common stock allocable to your interest in the Penton Stock Fund of our 401(k) plan will be voted in proportion to the manner in which other participants in the Penton Stock Fund have provided voting instructions. You may revoke previously given voting instructions by 6:00 a.m., local time, in Cleveland, Ohio on January 18, 2007 by returning a properly completed and signed voting instruction card for participants in the Penton Stock Fund of our 401(k) plan bearing a later date than that of your previous voting instructions. You may not vote in person at the special meeting.

Rights of Stockholders Who Seek Appraisal

Stockholders of Penton are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive a cash payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Penton before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 61 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and, except as provided in the next sentence, paid for by Penton on behalf of its board of directors. The merger agreement provides that expenses incurred in connection with the filing, printing and mailing of this proxy statement are shared equally by Penton and Parent. In addition, we have retained MacKenzie Partners to assist in the solicitation. We will pay MacKenzie Partners approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie Partners against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have additional questions about the merger after reading this proxy statement, please contact our Corporate Communications Department at Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, Attention: Corporate Communications Department, telephone: (216) 931-9551. If you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card or voting instruction card, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us.

Preliminary Exploration of Liquidity Options by Holders of Our Series C Preferred Stock

In the fall of 2005, the holders of our Series C Preferred Stock advised us that they were exploring avenues to realize liquidity for their shares of Series C Preferred Stock, including a potential sale of their shares to a third party. These holders further advised us that they had discussions with Credit Suisse in an attempt to identify prospective purchasers and with respect to a possible marketing and sale process. In connection with such a potential sale transaction, the holders of our Series C Preferred Stock (following inquiries by certain members of Penton management holding shares of our Series M Preferred Stock) requested that our board of directors consent to certain changes to our Series M Preferred Stock to permit the transfer of shares of our Series M Preferred Stock in connection with a liquidity event for the holders of our Series C Preferred Stock. Our board of directors was advised by our general outside legal counsel, Jones Day, that it would be advisable to establish a special committee of the board of directors comprised of directors that were not affiliated with holders of our Series C Preferred Stock or Series M Preferred Stock to consider whether the holders of our Series M Preferred Stock should be permitted to sell their shares as part of a sale by holders of our Series C Preferred Stock and, if so, on what terms. On September 27, 2005, the board established a special committee consisting of Vincent D. Kelly, Adrian Kingshott and Harlan A. Levy for that purpose. Mr. Kingshott served as chairperson of the special committee.

The special committee retained Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) as its legal advisor and, based on the advice of Morris Nichols, the special committee recommended to our board of directors that the mandate of the special committee be expanded to consider a broader range of strategic alternatives, including a possible sale of Penton. One of the bases for this recommendation was the view of special committee counsel that it might not be in the interests of our common stockholders to facilitate a liquidity event for holders of our preferred stock that did not also entail liquidity for common stockholders. On October 7, 2005, our board of directors adopted resolutions expanding the authority of the special committee to include the authority to consider strategic and financial alternatives more broadly, including a potential sale process for Penton and, if such a Penton sale process were initiated, to evaluate and negotiate any such proposed sale. On October 20, 2005, the special committee retained TM Capital Corp. as its financial advisor to assist in its review of strategic and financial alternatives.

During the course of October and November of 2005, the special committee engaged in discussions with the holders of our Series C Preferred Stock and their advisors concerning the parameters of the exploration of strategic alternatives, the allocation of proceeds of any sale of Penton between holders of our Series C Preferred Stock and holders of our common stock and possible amendments to the terms of our Series M Preferred Stock. As to the parameters of the exploration of strategic alternatives, the special committee and the holders of our Series C Preferred Stock engaged in discussions regarding the engagement of financial advisors; whether the mandate of such financial advisors would be to seek a sale of Penton or a sale of shares of our Series C Preferred Stock; whether the holders of our Series C Preferred Stock would enter into a standstill agreement prohibiting them from selling their shares of our Series C Preferred Stock for a period of time following the engagement of financial advisors; and whether the confidential information memorandum to be prepared by such financial advisors would reference the possibility of either a sale of Penton or a sale of shares of our Series C Preferred Stock. As to the allocation of proceeds of any sale of Penton between holders of our Series C Preferred Stock and holders of our common stock, the holders of our Series C Preferred Stock and the special committee engaged in negotiations over the value of our common stock, including their respective interpretations of certain provisions of the certificate of designations for our Series C Preferred Stock and the impact of those interpretations on our ability, if any, on or after March 12, 2008 to require the conversion of shares of our Series C Preferred Stock into common stock or to redeem shares of our Series C Preferred Stock. During these negotiations, the special committee took the position that under the certificate of designations for our Series C Preferred Stock, we might either have the ability to require the conversion of shares of our Series C Preferred Stock to common stock or to redeem shares of our Series C Preferred Stock on or after March 12, 2008 at market price, without accounting for the Series C Preferred Stock liquidation preference. The holders of our Series C Preferred Stock took the position that the terms of the certificate of designations for our Series C Preferred Stock did not provide for these rights of Penton and, if they did, they were the product of a mistake in reducing the agreed terms of our Series C Preferred Stock to writing.

On November 7, 2005, the holders of our Series C Preferred Stock and the special committee met to discuss the issues described above. At this meeting, the holders of our Series C Preferred Stock suggested an allocation arrangement pursuant to which we would alter the certificate of designations for the Series C Preferred Stock so that in the event of a liquidation event (as defined in that document), the holders of our Series C Preferred Stock would receive an initial distribution of $50 million of available proceeds. Our common stockholders would then receive a $1 million preference, followed by the holders of our Series C Preferred Stock receiving the remainder of their liquidation preference as it was then stated in the certificate of designations prior to receipt by our common stockholders of additional proceeds, if any. The special committee determined that this suggested allocation arrangement was not acceptable.

These discussions were discontinued in November of 2005, no agreement having been reached between the holders of our Series C Preferred Stock and the special committee on the parameters of the exploration of strategic alternatives or on the allocation of any Penton sale proceeds available for distribution between holders of our Series C Preferred Stock and holders of our common stock.

Decision by Penton to Explore Strategic Alternatives

In the spring of 2006, following a period of consistent improvement in our operating income since the industry recession in early 2001, our board of directors considered it to be an appropriate time to review our strategic plan and potential alternatives to maximize value for our stockholders. In that context, we contacted Credit Suisse to assist us in considering our available strategic alternatives.

Following this initial contact, representatives of Credit Suisse met with various members of our management team to discuss possible strategic alternatives, and on April 25, 2006, a meeting of our board of directors was convened to begin a thorough review and discuss these strategic alternatives.

At the April 25, 2006 board meeting, the meeting was opened by setting forth an agenda for the meeting and explaining the rationale for reviewing our strategic alternatives at that time by our Chairman of the Board, Mr. Yudkoff. Representatives of Ropes & Gray LLP (“Ropes & Gray”), whom we had retained to advise us in connection with strategic alternatives, as well as representatives of Credit Suisse, were present at the April 25, 2006 meeting. At the meeting, Credit Suisse presented its credentials to serve as our financial advisor, including its familiarity with recent transactions in the b-to-b media space. Credit Suisse noted that it was familiar with Penton, having worked with us in the past in connection with certain financings, and as a result of discussions with the holders of our Series C Preferred Stock in the fall of 2005 with respect to the identification of prospective purchasers and with respect to a possible marketing and sale process. Credit Suisse and the members of our board of directors discussed and reviewed possible strategic alternatives and related considerations. In addition, Mr. Nussbaum reported on our business condition and prospects, including challenges we faced in our efforts to enhance stockholder value as a stand-alone, independent company, including our financial ability to invest in growth opportunities and to maintain our competitive position in light of the existing high level of debt.

The members of our board of directors then discussed the process for evaluating Penton’s strategic alternatives and, if the directors were to determine to explore a sale of Penton, the process for ensuring that the interests of our common stockholders would be fairly represented, including the process for establishing a special committee to represent the interests of our common stockholders in connection with any such sale process and with respect to the allocation of transaction proceeds between our common and preferred stockholders in the event of such a sale.

On May 18, 2006, a meeting of our board of directors was convened to renew discussion following a period for the directors to have considered the information presented and discussed at the April 25, 2006 meeting. At the May 18, 2006 meeting, our board of directors determined to explore strategic alternatives, including a possible sale of Penton, and to retain Credit Suisse as Penton’s financial advisor in connection with its review of strategic alternatives and any sale process.

Formal resolutions re-constituting the special committee were adopted by our board of directors on June 8, 2006. These resolutions authorized the special committee to consider, evaluate, investigate and monitor any exploration of strategic alternatives (including any sale of Penton) undertaken by Penton, including the negotiation of a framework to allocate any sale proceeds between our common and preferred stockholders. The special committee was further authorized, among other things, to recommend whether to approve any proposed transaction arising out of our exploration of strategic alternatives, to the extent it was in the interests of our common stockholders both generally and in relation to our preferred stockholders.

Mr. Kingshott again served as chairperson of the special committee. The special committee selected Morris Nichols to serve as legal counsel and Allen to serve as financial advisor for the special committee. The special committee met 15 times over the period from its re-constitution through November 1, 2006, including for the purposes of negotiating an allocation agreement, reviewing the draft merger agreement distributed to potential purchasers and reviewing acquisition proposals.

Allocation Agreement

On June 2, 2006, members of the special committee and its advisors met with the holders of our Series C Preferred Stock and their advisors at the offices of Kirkland & Ellis LLP in New York, New York. At this meeting, the holders of our Series C Preferred Stock presented a proposal to the special committee with respect to the allocation of total equity proceeds available to the holders of our Series C Preferred Stock and the holders of our common stock in any sale of Penton. This proposal provided for an allocation to the common stockholders of $14.1 million in the case of a transaction yielding total equity proceeds of between $105.0 and $124.9 million; $15.0 million in the case of a transaction yielding total equity proceeds of between $125.0 and $144.9 million; $17.5 million in the case of a transaction yielding total equity proceeds of between $145.0 and $164.9 million; and $20.0 million in the case of a transaction yielding total equity proceeds of $165.0 million and above.

On June 22, 2006, the special committee, based on advice provided to it by its legal counsel and financial advisor at special committee meetings on June 16, 2006, and June 20, 2006, made a counterproposal to the holders of our Series C Preferred Stock. This counterproposal included a requirement that any transaction require the approval of the holders of a majority of the outstanding shares of our common stock. The allocation formula in the special committee’s counterproposal added a further breakpoint for total equity proceeds between $165.0 and $185.0 million and provided for an allocation to the common stockholders on the low end of between $14.1 and $17.5 million (in the case of a transaction yielding total equity proceeds of between $105.0 and $125.0 million) and on the high end of $32.5 million plus 20% of any proceeds in excess of $185.0 million (in the case of a transaction yielding total equity proceeds of $185.0 million or more).

On June 26, 2006, the holders of our Series C Preferred Stock delivered their second proposal. This proposal did not include an agreement to a requirement that any transaction require the approval of the holders of a majority of the outstanding shares of our common stock. The allocation formula reflected the same breakpoints as the special committee’s counterproposal but provided for an allocation to the common stockholders on the low end of between $12.9 and $15.4 million and on the high end of $26.1 million plus 20% of any proceeds in excess of $185.0 million.

The special committee considered this proposal and, based on the advice of its legal counsel and financial advisors, communicated a second special committee proposal to the holders of our Series C Preferred Stock on June 27, 2006. This second special committee proposal again included the requirement that any transaction be approved by a majority of the outstanding shares of our common stock. The allocation formula retained the same breakpoints but provided for an allocation to the common stockholders on the low end of between $14.1 and $15.4 million and on the high end of $30.0 million plus 20% of any proceeds in excess of $185.0 million.

During discussions over the second committee proposal, the holders of our Series C Preferred Stock and the special committee considered a termination date for any settlement of the outstanding issues.

The holders of our Series C Preferred Stock orally presented a third proposal on June 28, 2006. In addition to suggesting adjustments to the allocation formula, this proposal provided that a majority of the outstanding shares of our common stock actually voting on a sale of Penton would be required to approve a transaction.

At a meeting on June 28, 2006, the special committee decided to continue to insist upon a requirement that any transaction be approved by a majority of the outstanding shares of our common stock and determined to make a third counterproposal. The allocation formula in this third special committee proposal retained the same breakpoints but provided for an allocation to the common stockholders on the low end of between $14.1 and $15.9 million and on the high end of $29.0 million plus 20% of any proceeds in excess of $185.0 million.

The holders of our Series C Preferred Stock responded to the third special committee proposal on June 29, 2006, with an updated formula for the allocation of sale proceeds between the holders of our Series C Preferred Stock and the holders of our common stock that included a floor of $14 million to be received by the holders of our common stock in the event of a sale of Penton. Additionally, as part of this proposal, the holders of our Series C Preferred Stock requested that a majority of the outstanding shares of our common stock actually voting on a sale of Penton be required to approve that sale. At a special committee meeting on July 3, 2006, the special committee agreed to this general framework.

During the period between July 3, 2006 and July 11, 2006, legal counsel to the special committee and the holders of our Series C Preferred Stock discussed terms of the allocation agreement. During these discussions, it was agreed that the holders of our Series C Preferred Stock would be obligated to vote in favor of any sale transaction that yields aggregate net cash proceeds to the holders of our Series C Preferred Stock and the holders of our common stock equal to or greater than $105 million. On July 11, 2006, the holders of all of our issued and outstanding Series C Preferred Stock and we entered into an allocation agreement setting forth this allocation and related terms (the “allocation agreement”).

As executed, the allocation agreement sets forth the agreement of the holders of our Series C Preferred Stock to an allocation of net proceeds available for distribution to the holders of our Series C Preferred Stock and the holders of our common stock in the event of a sale of Penton in which the net cash proceeds available for distribution to those holders equals or exceeds $105 million (which would include the merger), notwithstanding that the terms of our Series C Preferred Stock may otherwise entitle the holders of our Series C Preferred Stock to a greater portion of the proceeds. The net proceeds of a sale that would be available for such allocation would be the total transaction proceeds after deducting transaction fees and expenses, amounts required to satisfy Penton’s indebtedness to be repaid in connection with the sale and amounts distributable to the holders of our Series M Preferred Stock.

The allocation agreement provides for the allocation to the holders of our common stock of 12.75% of the first $135 million of net proceeds (with a minimum allocation to the holders of our common stock of $14 million), 15% of any additional net proceeds up to $145 million, 25% of any additional net proceeds up to

$185 million and 20% of any additional net proceeds over $185 million. The allocation agreement was later amended to address the operation of the agreement’s allocation formula as it relates to the portion of net proceeds that would be payable to holders of outstanding options to purchase shares of our common stock. Under this amendment, the allocation of net proceeds to the holders of our common stock determined in accordance with the formula above would be reduced by one-half of the proceeds payable to option holders, with the remaining one-half of option proceeds reducing the allocation of net proceeds to the holders of our Series C Preferred Stock. We estimate as of the date of this proxy statement that the aggregate merger consideration payable to holders of options to purchase shares of our common stock will be approximately $170,000. The exact amount will not be determined until the effective time of the merger. See “The Merger Agreement—Merger Consideration” beginning on page 48 and “The Merger Agreement—Treatment of Stock Options” beginning on page 49.

In the allocation agreement, the holders of our Series C Preferred Stock have agreed to vote in favor of, and to provide certain other consents and waivers to facilitate, a sale transaction entered into by Penton that yields aggregate net cash proceeds to the holders of our Series C Preferred Stock and the holders of our common stock equal to or greater than $105 million, which would include the merger.

Exploration of Strategic Alternatives

On July 11, 2006, we publicly announced the determination of our board of directors to explore strategic alternatives, including a possible sale of Penton, to maximize value for our stockholders. We also announced at that time the establishment of the special committee and the entry by the holders of our Series C Preferred Stock and us into the allocation agreement.

On July 17, 2006, our board of directors adopted resolutions approving the payment of cash bonuses to certain of our executives in the event of a sale of Penton, which bonuses previously had been reviewed and approved by the compensation committee of our board of directors. For a discussion of the impact of the merger on our compensation arrangements, see “The Merger—Interests of Our Directors and Officers in the Merger” beginning on page 42.

Commencing on or about July 17, 2006, Credit Suisse began contacting potential financial and strategic purchasers of Penton on our behalf. Over the course of the following weeks, representatives of Credit Suisse contacted 95 potential purchasers, including 88 financial sponsors (nine of which had existing b-to-b media platforms) and seven strategic buyers. We ultimately executed confidentiality agreements with, and Credit Suisse distributed on our behalf a confidential information memorandum and bid process letter to, 55 of these potential purchasers. The bid process letters provided that the deadline for submission of preliminary indications of interest would be August 21, 2006. During that time, continuing potential purchasers conducted their preliminary due diligence of Penton with management and our advisors.

On July 25, 2006, our board of directors met to discuss, among other things, the status of our ongoing exploration of strategic alternatives. Representatives of Credit Suisse attended that meeting and updated our board of directors on the potential sale process, including the status of discussions with various potential purchasers regarding the execution of confidentiality agreements and initial responses from potential purchasers, as well as the proposed timetable for the process.

At various times during August of 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed, among other things, the status of contacts with potential purchasers and the status of our ongoing exploration of strategic alternatives. During these discussions, representatives of Credit Suisse updated the board members on the status of discussions with potential purchasers regarding the execution of confidentiality agreements and further feedback from potential purchasers who, having signed confidentiality agreements, were performing due diligence on Penton, the proposed timetable for the sale process, the proposed terms of the third party financing package that had been arranged and that would be made available to all continuing potential purchasers, and the status of its meetings and conversations with continuing potential purchasers.

On August 23, 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed the preliminary indications of interest received from potential purchasers. Representatives of Credit Suisse reported that preliminary indications of interest had been received from nine potential purchasers and reviewed the financial and certain other material terms of these indications of interest. These included a preliminary indication of interest submitted jointly by Wasserstein & Co. LP (“Wasserstein”), on behalf of its fund, U.S. Equity Partners II, L.P. (“USEP”), and MidOcean Partners III, L.P. (“MidOcean”), describing the terms on which USEP’s portfolio company, Parent, proposed to acquire Penton. Members of our board of directors (including members of our special committee), with the assistance of their respective advisors, discussed and identified which of the potential purchasers should be invited to continue into the second round of bidding. Following this discussion, the special committee met with its legal counsel and financial advisor to discuss the status of the sale process.

Following the August 23, 2006 discussion, representatives of Credit Suisse contacted each of the initial round bidders on our behalf to inform each bidder whether it was being invited to participate in the second round of bidding. Subsequently, one of the initial round bidders not invited to participate in the second round of bidding submitted a revised indication of interest and was permitted to continue into the second round.

During the first half of September 2006, we provided in-depth management presentations to all of the potential purchasers invited to participate in the second round of bidding other than one potential purchaser that withdrew from the process prior to the scheduling of management presentations. The continuing potential purchasers conducted further due diligence with respect to Penton, including a review of documents made available by Penton through an electronic data room commencing on or about September 18, 2006.

On September 15, 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed developments regarding the second round of bidding. Representatives of Credit Suisse discussed the various management presentations held with continuing potential purchasers and the timetable for the ongoing process.

On September 22, 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed, among other things, developments regarding our ongoing exploration of strategic alternatives. Representatives of Credit Suisse updated the members of our board regarding the status of the sale process and discussed the meetings and conversations held on our behalf with continuing potential purchasers. They also reviewed the status of the potential purchasers’ continuing due diligence efforts, as well as the timetable for the process. Representatives of Credit Suisse reported that they had, at our instruction, distributed to all continuing potential purchasers a second round bid process letter setting a September 28, 2006 deadline for receiving revised indications of interest.

On September 29, 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed the second round indications of interest received from second round bidders. Representatives of Credit Suisse reported that second round indications of interest had been received from all but one of the continuing potential purchasers and reviewed the financial and certain other terms of those proposals. Members of our board of directors (including members of our special committee), with the assistance of their respective advisors, discussed and identified four potential purchasers to be invited to continue into the final round of bidding.

Following the September 29, 2006 discussion, representatives of Credit Suisse contacted each of the second round bidders on our behalf to inform each bidder as to whether it would be invited to participate in the next round of bidding. The continuing potential purchasers were each advised and encouraged to promptly complete their due diligence of Penton.

On October 9, 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed the proposed procedure and a timetable for obtaining final round bids.

On October 10, 2006, the continuing potential purchasers were provided with a bid procedures letter and a draft merger agreement, both of which were reviewed previously by members of our board of directors and the special committee, with the assistance of their respective advisors. The bid procedures letter requested that final proposals for an acquisition of Penton, accompanied by equity and debt financing commitments and comments on the draft merger agreement, be submitted by October 30, 2006.

On October 24, 2006, members of our board of directors (including members of our special committee) and representatives of Credit Suisse discussed the current status of the sale process. Representatives of Credit Suisse updated the members of our board on the status of their discussions with continuing potential purchasers, the amount of work being performed by continuing potential purchasers in preparation of submitting final bids and the timetable for the process. Credit Suisse also reported that MidOcean had determined not to continue with the process and that Wasserstein, if it chose to continue with the process, would apparently do so independently through Parent.

The continuing potential purchasers continued to work with our management and advisors to finalize their due diligence of Penton and otherwise to complete their work in anticipation of submitting final round bids.

On the evening of October 30, 2006, two final round proposals (including mark-ups of the proposed merger agreement and related acquisition documents) were received from parties representing three of the four continuing potential purchasers invited to the final round of bidding. Wasserstein, on behalf of Parent, submitted a proposal providing for total merger consideration of $194.2 million. Two of the other final round participants submitted a combined proposal.

On the morning of October 31, 2006, our board of directors (including members of our special committee) met and, with the assistance of our advisors, reviewed and discussed the financial and other material terms of each of the acquisition proposals. Among other things, representatives of Credit Suisse reviewed and discussed with the board their financial analyses with respect to the proposals, and representatives of Ropes & Gray reviewed and discussed with the board the legal terms of each of the acquisition proposals, including terms relating to the conditionality of the acquiror’s obligation to consummate the merger. Representatives of Allen and Morris Nichols also were present at the meeting. Following extensive discussion, our board of directors (including the members of the special committee) determined that the proposal from Wasserstein was substantially superior to the other proposal, including on financial terms and on conditionality of the acquiror’s obligation to consummate the merger. The members of our board of directors discussed the process for responding to the proposals, including attempts to obtain further improvements to the terms offered by Wasserstein. Our board meeting then recessed and the special committee met in order to consider the proposals with its legal counsel and financial advisor. The special committee discussed the proposal from Wasserstein and the proposed response discussed during the full board meeting.

With the approval of our board of directors and the special committee, Wasserstein was requested to improve the terms of its proposal. In response, representatives of Wasserstein orally informed our advisors that they were willing to improve their proposal on certain terms other than purchase price, including terms relating to the amount of termination fees payable in certain circumstances if the merger is not consummated, limitations on liability and conditions to closing.

From the afternoon of October 31, 2006 to the evening of November 1, 2006, we and our advisors held discussions with and negotiated the terms of the merger agreement and related acquisition documents with Wasserstein and its advisors. In the process of such discussions and negotiations, we and our advisors received input and guidance from the special committee and its advisors.

During the evening of November 1, 2006, the special committee met to consider the proposed terms of the merger agreement and related acquisition agreements. Representatives of Allen reviewed and discussed with the special committee the financial terms of the merger proposal and their valuation analysis of Penton.

Representatives of Morris Nichols reviewed and discussed with the special committee the legal terms of the merger proposal. Allen rendered to the special committee an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration to be received by our common stockholders in the merger was fair, from a financial point of view, to our common stockholders, including in relation to our preferred stockholders. After considering the proposed terms of the merger agreement and related acquisition agreements and the presentations of its legal and financial advisors, the special committee unanimously determined, after considering the fairness of the merger and the merger agreement to our common stockholders generally and in relation to our preferred stockholders, that the merger agreement is fair to and in the best interests of our common stockholders and recommended (i) that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) that our board of directors recommend the adoption by our stockholders of the merger agreement and (iii) that our stockholders adopt the merger agreement.

Following the meeting of the special committee, our board of directors met to consider the proposed terms of the merger agreement and related acquisition agreements. Representatives of Credit Suisse reviewed and discussed their financial analysis with respect to the fairness from a financial point of view of the per share merger consideration to be received by the holders of our common stock pursuant to the proposed merger with the board. Representatives of Ropes & Gray reviewed and discussed with the board the legal terms of the merger proposal. Credit Suisse then rendered to the board its oral opinion, which was subsequently confirmed in a written opinion dated as of the same date, to the effect that, as of November 1, 2006 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the reviews undertaken and other matters described in the written opinion, the per share merger consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to such stockholders. The special committee also presented its determinations and recommendations from its meeting just completed. After considering the proposed terms of the merger agreement and related acquisition agreements, the analyses and views of its legal and financial advisors and the recommendations of the special committee, our board of directors unanimously determined that the merger is advisable and that the terms of the merger are in the best interests of Penton and its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended the adoption by our stockholders of the merger agreement.

After the November 1, 2006 meetings of the special committee and our board of directors, the merger agreement was executed by Penton, Parent and Merger Sub as of November 1, 2006. On November 2, 2006, prior to the opening of trading on the OTC Bulletin Board, each of Penton and Prism Business Media Holdings Inc. issued a press release announcing the merger. On November 22, 2006, MidOcean and Wasserstein announced that, upon completion of the merger and subject to certain other conditions specified in the agreement to purchase, MidOcean, its parallel funds and its co-investors will acquire a 50% ownership interest in Prism Business Media Holdings LLC, the parent company of Parent, from Wasserstein and its investment partners Highfields Capital Management LP and Lexington Partners.

Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors

The Special Committee

The special committee, acting with the advice and assistance of its separate legal and financial advisors, evaluated and made recommendations to our board of directors regarding the negotiation of the merger proposal, including the terms and conditions of the merger agreement, with Parent and Merger Sub. The special committee unanimously determined that the merger agreement is fair to and in the best interests of our common stockholders generally and in relation to our preferred stockholders and recommended (i) that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) that our board of directors recommend the adoption by our stockholders of the merger agreement and (iii) that our stockholders adopt the merger agreement.

In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision, but which are not listed in any relative order of importance:

•	its belief that the merger was more favorable to our common stockholders than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such stockholders if we remained independent in light of our business, operations, financial condition, strategy, competitive position and prospects, as well as the risks involved in achieving those returns, the nature of the industry in which we compete, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	its belief that we face several challenges in our efforts to enhance stockholder value as a stand-alone, independent company, including our financial ability to invest in growth opportunities and to maintain our competitive position;

•	its belief that the merger was more favorable to our common stockholders than the alternative of remaining a stand-alone, independent company, given the valuation levels exhibited by recent transactions involving companies in the b-to-b media space and the uncertainty as to whether and for how long these valuation levels might continue;

•	its belief that the merger was more favorable to our common stockholders than the potential value that might result from other alternatives reasonably available to us, including the alternatives of pursuing other strategic initiatives such as potential acquisitions or a leveraged recapitalization, given the potential rewards, risks and uncertainties associated with, and feasibility of, those alternatives;

•	its belief that the consideration to be received by our common stockholders in the merger compares favorably with that of similar merger transactions;

•	its belief that the allocation of merger consideration between our common stockholders and our preferred stockholders is fair to our common stockholders, based on, among other things, its review of the terms and conditions of our Series C Preferred Stock and our Series M Preferred Stock, our business, operations, financial condition, strategy, competitive position and prospects and the merger consideration, as discussed with the special committee’s separate legal and financial advisors and the fact that the allocation of merger consideration was the product of extensive negotiations between the special committee and the holders of our Series C Preferred Stock (see “—Background of the Merger” beginning on page 18);

•	the risk, based on senior management’s analysis as reviewed by the special committee’s financial advisors, that the future rate of improvement in our operating income could slow without new investment in growth areas, in part as a result of diminishing returns from expense reduction strategies;

•	the current and historical market prices and generally low trading volume of our common stock (see “Market Price of Our Common Stock” beginning on page 64);

•	the information contained in the financial analyses presented on November 1, 2006 by Allen to the special committee and by Credit Suisse to our board of directors, including the opinion of Allen as to the fairness, from a financial point of view, to our common stockholders, of the merger consideration to be received by our common stockholders in the merger, including in relation to our preferred stockholders (see “—Opinions of Financial Advisors”) beginning on page 29);

•	the fact that the merger was arrived at after a rigorous auction and negotiation process during which a total of 95 potential purchasers, including 88 financial sponsors (nine of which had existing b-to-b media platforms) and seven strategic buyers, were approached by Credit Suisse on our behalf, nine potential purchasers submitted preliminary indications of interest and three potential purchasers submitted a combined two final proposals for the acquisition of Penton (for additional information regarding the auction and negotiation process, see “—Background of the Merger” beginning on page 18);

•	the efforts made by our board of directors and its advisors to negotiate and execute a merger agreement favorable to Penton, and the efforts made by the special committee and its advisors to evaluate the terms of the merger agreement and to make recommendations regarding its negotiation;

•	the financial and other terms and conditions of the merger agreement as reviewed by the special committee, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of negotiations between the parties;

•	the commitments for equity and debt financing represented by the financing commitment letters and the perceived ability of Parent and Merger Sub to obtain the committed financing and to complete the merger (see “—Financing of the Merger” beginning on page 40);

•	the fact that we would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances relating to the failure of Parent and Merger Sub to receive debt financing for the merger in light of the $15 million termination fee payable by Parent;

•	the fact that the merger consideration is all cash, so that the transaction allows our common stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, each of the special committee and our board of directors is permitted to change its recommendation, and we are permitted to terminate the merger agreement, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, subject to the payment to Parent of a $9.71 million termination fee;

•	the fact that the combined liquidation preference established by the certificates of designations of our Series C Preferred Stock and our Series M Preferred Stock, if followed, would have exceeded the total merger consideration received by the holders of our capital stock; and

•	the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of, and cash payment for, the fair value of their shares as determined by the Delaware Court of Chancery.

In addition, the special committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of our common stockholders. The special committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to our common stockholders, but which are not listed in any relative order of importance:

•	the fact that the special committee, which is comprised of three independent directors who do not own any shares of our preferred stock and are not affiliated with management or any holders of our preferred stock, acted to represent solely the interests of our common stockholders;

•	the fact that the special committee was specifically empowered by our board of directors to negotiate an allocation of the proceeds of any possible sale of Penton between our common and preferred stockholders;

•	the fact that the members of the special committee will not receive any consideration in connection with the merger that is different from that received by any other of our common stockholders, other than customary fees for serving as a director and a member of the special committee that were not contingent on the special committee’s recommendation of a transaction or the consummation of a transaction;

•	the fact that the special committee retained and received advice and assistance from its separate financial and legal advisors in evaluating and making recommendations regarding the auction and negotiation process and the terms of the merger agreement;

•	the fact that the financial and other terms and conditions of the merger agreement were the product of negotiations that included the input of the advisors to the special committee;

•	the fact that the opinion of Allen addresses the fairness, from a financial point of view, to our common stockholders, of the merger consideration to be received by our common stockholders in the merger, including in relation to our preferred stockholders;

•	the fact that we are permitted under certain circumstances to solicit and respond to inquiries regarding acquisition proposals and, subject to payment of a termination fee, to terminate the merger agreement in order to complete a superior transaction;

•	the fact that the merger agreement requires its adoption by an affirmative vote of the holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or Parent) entitled to vote and voting on the matter; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of the fair value of their shares.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following, which are not listed in any relative order of importance:

•	the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential adverse effect on our business and prospects;

•	the fact that following the merger our present stockholders will not participate in any future earnings or growth of Penton and will not benefit from any appreciation in value of Penton, including any appreciation in value that could be realized as a result of improvements to our operations;

•	the interests of our directors and executive officers in the transaction that are different from, and/or in addition to, the interests of our common stockholders generally;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that we reimburse Parent for up to $1.942 million of its expenses incurred in connection with the proposed merger if our stockholders do not adopt the merger agreement and the merger;

•	the fact that an all cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that our remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to $25 million, other than for fraud.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the factors in favor of the merger and the merger agreement predominated. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Board of Directors

Our board of directors, acting with the advice and assistance of its legal and financial advisors and with the recommendations of the special committee and its separate legal and financial advisors, directed and supervised the auction process and evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement, with Parent and Merger Sub. Our board of directors, based among other things upon the unanimous recommendation of the special committee, unanimously determined that the merger is advisable and that the terms of the merger are in the best interests of Penton and its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended the adoption by our stockholders of the merger agreement.

In reaching these determinations, our board of directors considered the following:

•	the factors considered by the special committee as described above;

•	the financial analysis presented to our board on November 1, 2006 by representatives of Credit Suisse with respect to the fairness from a financial point of view of the per share merger consideration to be received by holders of our company’s common stock in the merger, as well as the opinion of Credit Suisse to the effect that, as of November 1, 2006, and based upon and subject to the procedures followed, assumptions made, qualifications on the review undertaken and other matters considered by Credit Suisse, the per share merger consideration to be received by the holders of our company’s common stock in the merger was fair to such holders from a financial point of view (see “—Opinions of Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC”) beginning on page 34);

•	the efforts made by the special committee and its advisors to evaluate and make recommendations regarding the auction and negotiation process with a view toward assuring the fairness of the process to our common stockholders; and

•	the special committee’s unanimous recommendation as described above.

After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement and the merger, including the unanimous recommendation of the special committee, outweighed the potential negative factors. The determination of our board of directors to approve and to recommend the merger agreement and the merger was made based on all of the information presented to and considered by it, rather than by quantifying or weighting individual factors. It is also possible that individual directors attributed different importance to the various factors. The foregoing is a summary of the material factors considered by our board of directors in its consideration of the merger.

Opinions of Financial Advisors

Opinion of Allen & Company LLC

The special committee retained Allen to act as its financial advisor in connection with Penton’s potential sale process. In connection with Allen’s engagement, the special committee requested that Allen evaluate the fairness of the merger consideration, from a financial point of view, to our common stockholders, including in relation to our preferred stockholders. On November 1, 2006, the special committee met to review the proposed merger and the terms of the proposed merger agreement. During this meeting, Allen reviewed with the special committee certain financial analyses, as described below, and rendered its oral opinion to the special committee, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the merger consideration to be paid to our common stockholders was fair, from a financial point of view, to our common stockholders, including in relation to our preferred stockholders.

Allen’s opinion was directed to the special committee and only addressed the fairness from a financial point of view of the merger consideration to be received by our common stockholders, including in relation to our preferred stockholders, and not any other aspect or implication of the merger. The summary of Allen’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Allen in preparing its opinion. We encourage you to carefully read the full text of Allen’s written opinion. However, neither Allen’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our stockholders as to how such stockholders should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Allen, among other things:

•	reviewed trends in the business-to-business media industry and such other industries as Allen in its judgment determined to be relevant for purposes of its analysis;

•	reviewed and analyzed the terms and conditions of the merger, including the draft merger agreement and the draft agreements ancillary thereto (none of which prior to the delivery of the opinion had been executed by the parties);

•	considered the process utilized in connection with the evaluation of strategic alternatives and a possible sale of Penton based on discussions with representatives of Penton and Credit Suisse;

•	analyzed certain financial aspects of the merger, including the nature and amount of the consideration;

•	reviewed our currently effective certificate of incorporation, including the certificates of designations, preferences and rights of our Series M Preferred Stock and Series C Preferred Stock, and our bylaws;

•	reviewed and analyzed publicly available historical business and financial information relating to Penton as presented in documents filed with the SEC;

•	analyzed selected summary non-public financial and operating results of Penton, including our forecast and budget for 2006 and projections through 2011;

•	analyzed our financial conditions and business prospects;

•	reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with businesses which it deemed comparable to ours;

•	conferred with our management team;

•	analyzed the discounted present value of our future cash flows, based on our budgeted and projected financial results;

•	reviewed public financial and transaction information relating to premiums and selected multiples paid in certain business combination transactions which it deemed comparable to the merger;

•	analyzed the theoretical value of our common stock as though it were an out-of-the-money option; and

•	conducted such other financial analyses and investigations as it deemed necessary or appropriate for the purposes of its opinion.

In connection with its review, Allen did not assume any responsibility for independent verification of any of the information utilized in its analyses and relied on such information being complete and accurate in all material respects. With respect to our financial forecasts that Allen reviewed, our management advised Allen, and Allen assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance.

Allen also assumed, with our consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us or on the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Allen was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor has Allen been furnished with any such evaluation or appraisal. Allen’s opinion addresses only the fairness, from a financial point of view, of the merger consideration to be paid to our common stockholders, including in relation to our preferred stockholders, and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Allen’s opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on November 1, 2006. Allen’s opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger.

Allen’s opinion and presentation to the special committee was one of many factors taken into consideration by the special committee in making its recommendations to our board of directors. Consequently, the analyses described below should not be viewed as determinative of whether the special committee would have been willing to agree to a different aggregate merger consideration to be paid to our common stockholders.

Financial Analysis of Allen & Company LLC

In preparing its opinion, Allen performed a number of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Allen believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. No company or transaction used in the analyses performed by Allen as a comparison is identical to us or the contemplated merger. In addition, Allen may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Allen’s view of our actual value. The analyses performed by Allen are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Allen’s analysis of the fairness, from a financial point of view, of the merger consideration to be paid to our common stockholders, including in relation to our preferred stockholders, and were provided to the special committee in connection with the delivery of Allen’s opinion.

The following is a summary of material financial analyses performed by Allen in connection with the preparation of its opinion, and reviewed with the special committee at a meeting held on November 1, 2006. Certain of the following summaries of financial analyses that were performed by Allen include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Allen, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Enterprise Valuation

Merger Consideration Analysis. Allen reviewed the merger consideration proceeds available to our common stockholders under the proposed merger agreement, as compared to the proceeds that would have been available to our common stockholders but for the waivers in the allocation agreement of certain distribution preferences otherwise held by the holders of our Series C Preferred Stock. The merger agreement allocates approximately $27.8 million of consideration to our common stockholders. But for the waivers contained in the allocation agreement, and based on the accreted value of our preferred stock as of December 31, 2006, the merger agreement could not have allocated any merger consideration to our common stockholders in connection with the proposed merger.

Comparison of Precedent Business-to-Business Media Transactions. Allen reviewed the comparable transaction multiples of selected business-to-business media transactions, calculated as transaction value divided by the last twelve months’ EBITDA. The implied transaction EBITDA multiple for the merger was within the range of implied transaction EBITDA multiples of the selected precedent transactions.

Although the transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Comparison of Selected Publicly Traded Companies. Allen compared selected financial information about Penton with that of other comparable public companies. The selected companies that Allen considered were:

•	Reed Elsevier PLC

•	Pearson PLC

•	Wolters Kluwer N.V.

•	Meredith Corp.

•	United Business Media PLC

•	Readers Digest Association Inc.

•	PRIMEDIA Inc.

For these companies, Allen reviewed the enterprise values, revenue multiples and EBITDA multiples, calculated as enterprise value divided by revenue and EBITDA, on a projected basis for 2006 and 2007 estimates. The implied transaction EBITDA multiple for the merger was within the range of comparable multiples of the selected public companies.

Although the comparable companies were used for comparison purposes, none of those companies is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and us.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Allen calculated implied enterprise values of Penton based on our financial projections provided to Allen by our management. Allen based its discounted cash flow analysis on various operating assumptions our management provided, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Allen's analysis used discount rates ranging from 12.0% to 14.0% for calendar years 2007 through 2011.

For the 2011 terminal value, Allen applied multiples ranging from 9.5x to 11.5x to 2011 estimated EBITDA. The implied enterprise value for the merger was within the range of the enterprise values calculated using the discounted cash flow analysis.

Common Stock Consideration

Premium Analysis. Allen calculated the implied premium paid in ten relevant precedent transactions with enterprise values between $100 million and $1 billion in which equity values as a percentage of enterprise values were less than 20%.

Allen also calculated the implied premium paid in 36 selected all-cash transactions that occurred between November 1, 2005 and November 1, 2006 involving domestic companies with equity values ranging from $250 million to $750 million.

Allen derived the following information from data observed for the selected transactions:

	Offer Price Premium to Target Price Prior to Announcement Date
	1 Day	1 Week	1 Month
Selected Transactions: Enterprise values between $100 million to $1 billion with equity value less than 20% of enterprise value
Mean	52.3%	68.5%	115.0%
Median	28.1%	49.5%	68.4%
High	166.6%	177.8%	480.0%
Low	(7.7)%	5.5%	5.5%

	1 Day	Pre-Announcement of Allocation Agreement (7/10/06)
Penton Media/Prism Merger	44.6%	224.0%

	Offer Price Premium to Target Price Prior to Announcement Date
	1 Day	1 Week	1 Month
Selected Transactions: $250 million to $750 million in equity value
Mean	19.6%	20.8%	23.3%
Median	20.9%	23.0%	25.9%
High	57.1%	55.7%	47.1%
Low	(36.4)%	(35.1)%	(30.1)%

	1 Day	Pre-Announcement of Allocation Agreement (7/10/06)
Penton Media/Prism Merger	44.6%	224.0%

Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Liquidation Preference Analysis. Allen reviewed the potential proceeds available to our common stockholders assuming a future liquidation event, which would include a change of control, based on our financial projections. In this analysis, Allen assumed that holders of debt and other liabilities would be the first to receive any consideration in a future liquidation event, followed by our preferred stockholders, who would receive the accreted value of preferred stock, and that the remaining proceeds would be distributed to our common stockholders. Applying purchase multiples of 10.0x and 11.0x EBITDA, and analyzing the proceeds available to our common stockholders if a liquidation event were to occur on December 31 of the years between and inclusive of 2006-2011, the present value of such proceeds ranged from $0 to $29.9 million.

Black-Scholes Analysis. Using the Black-Scholes option valuation model, Allen analyzed the value of our common stock as if the common stock were considered an out-of-the-money call option. Allen assumed a risk free rate of 5.0%, various volatility rates between 30% and 50%, and looked at three-year, five-year, and seven-

year time horizons. As a proxy for the stock price input for the Black-Scholes model, Allen used equity values derived from 10.0x and 11.0x purchase multiples of 2006 EBITDA and assumed $335.7 million of debt and other liabilities. As a proxy for the strike price input for the Black-Scholes model, Allen used the accreted future value of the preferred stock for the selected three-year, five-year and seven-year time horizons. The merger consideration to be paid to our common stockholders was within the range of valuations obtained through the Black-Scholes valuation of the interests of the holders of our common stock as a call option.

Other Matters

Pursuant to an engagement letter dated June 7, 2006, the special committee engaged Allen to, among other things:

•	act as its financial advisor in connection with

•	analyzing and evaluating our business, operations and financial position;

•	negotiating a framework for allocating the proceeds of a potential sale of Penton between our common stockholders and our preferred stockholders; and

•	evaluating proposals we received from potential purchasers; and

•	render its opinion to the special committee.

Allen was selected by the special committee based on Allen’s qualifications, expertise and reputation. Allen, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. During the past two years, Allen has not provided financial advisory or financing services to Penton or its affiliates other than with respect to the services it rendered to the special committee in connection with the proposed merger. In addition, in the ordinary course of its business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the debt and equity securities (or related derivative securities) of Penton or Parent or their respective affiliates.

Pursuant to the terms of the engagement letter, Allen received a market fee for its services in connection with the merger, which was payable prior to delivery of Allen’s opinion. We have also agreed to reimburse Allen for certain expenses, including attorneys’ fees and disbursements, and to indemnify Allen and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Allen’s engagement.

Opinion of Credit Suisse Securities (USA) LLC

We retained Credit Suisse to act as Penton’s financial advisor in connection with our exploration of strategic alternatives, including a potential sale of Penton. In connection with Credit Suisse’s engagement, our board of directors requested that Credit Suisse evaluate the fairness from a financial point of view to the holders of our common stock of the per share merger consideration to be received by holders of our common stock in the merger .. On November 1, 2006, rendered its oral opinion to our board, which was subsequently confirmed in a written opinion dated as of the same date, to the effect that, as of November 1, 2006, the per share merger consideration to by received by holders of our common stock in the merger was fair to the holders of our common stock from a financial point of view.

Credit Suisse’s opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the per share merger consideration to be received by holders of our common stock and not any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. We encourage you to carefully read the full text of Credit Suisse’s written opinion. However, neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our stockholders as to how such stockholders should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Credit Suisse among other things:

•	reviewed the merger agreement;

•	reviewed the allocation agreement;

•	reviewed the certificate of designations for our Series M Preferred Stock;

•	reviewed certain publicly available business and financial information relating to Penton;

•	reviewed certain other information relating to Penton, including financial forecasts, provided to or discussed with Credit Suisse by our management and met with our management to discuss our business and prospects;

•	considered certain financial and stock market data of Penton, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to ours;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been recently effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for Penton provided to or discussed with Credit Suisse by our management, our management advised Credit Suisse, and Credit Suisse assumed, that such forecasts (including, without limitation, estimates provided our management with respect to the availability, timing and utilization of certain of our net operating losses or NOLs) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Credit Suisse also assumed, with our consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on us; that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof; and that Sections 3 and 4 the certificate of designations of our Series M Preferred Stock would not be modified or amended prior to the effective time of the merger in a manner that would adversely affect the value of the per share merger consideration to be received by holders of our common stock. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (including, any contingent, derivative or off-balance-sheet assets, claims and liabilities), nor was Credit Suisse furnished with any evaluations or appraisals of our assets or liabilities (other than the estimates provided by our management with respect to the availability, timing and utilization of certain of our NOLs). Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to holders of our common stock of the per share merger consideration to be received by holders of our common stock in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise including, without limitation, the allocation agreement. In addition, Credit Suisse’s opinion did not in any manner address the allocation of the aggregate merger consideration as between holders of different classes of our capital stock pursuant to the terms of the merger agreement;

outstanding options to acquire shares of our common stock; and the certificate of designations of our Series M Preferred Stock. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of the opinion, November 1, 2006, and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that may be available to us nor did it address our underlying decision to proceed with the merger.

Credit Suisse’s opinion was provided to our board of directors in connection with the board’s consideration of the proposed merger and was only one of many factors considered by our board of directors in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the per share merger consideration to be received by holders of our common stock or of the views of our board of directors or management with respect to the merger.

In preparing its opinion to our board of directors, Credit Suisse performed a variety of analyses. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Credit Suisse made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and selecting portions of Credit Suisse’s analyses, analytic methods and factors or focusing on information presented in tabular format, without considering the narrative description of the analyses, the underlying methodologies and the assumptions, qualifications and limitations affecting each analysis would create a misleading or incomplete view of the processes underlying its opinion. Credit Suisse did not assign specific weights to any particular analyses.

No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Penton and no transaction used in Credit Suisse’s analyses for comparative purposes is identical to the proposed merger. The estimates contained in Credit Suisse’s analyses and the reference valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond our control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty and, therefore, none of Penton, Credit Suisse or any other person assumes any responsibility if future results are materially different from those estimated or indicated.

The following is a summary of the material valuation analyses prepared in connection with Credit Suisse’s opinion rendered on November 1, 2006.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value—Enterprise value is generally the value of a company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet as of a specified date. With respect to Penton, enterprise value included accrued interest on outstanding indebtedness and the present value of future pension obligations and was analyzed with and without attributing value to our NOLs.

•	EBITDA—EBITDA is generally the amount of a company’s earnings before interest, taxes, depreciation, and amortization for a specified time period. With respect to Penton, EBITDA was adjusted based on discussions with our management to exclude certain non-recurring severance costs and expenses incurred or to be incurred as a result of the merger.

Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected publishing/information services companies listed below as of October 30, 2006 and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of our 2006 and 2007 EBITDA were based on estimates provided by our management. Estimates of 2006 and 2007 EBITDA for the selected publishing/information services companies listed below were based on publicly available research analyst estimates for those publishing/information services companies. We have estimated that, based on the terms of the merger agreement, the merger consideration distributable to holders of our common stock in connection with the merger will be approximately $0.81 per share.

Selected Companies Analysis. Credit Suisse calculated enterprise value multiples of certain financial data for Penton and selected publishing/information services companies. The selected publishing/information services companies were:

•	Reed Elsevier PLC

•	Pearson PLC

•	Wolters Kluwer N.V.

•	Meredith Corp.

•	United Business Media PLC

•	Readers Digest Association Inc.

•	PRIMEDIA Inc.

Credit Suisse noted that the selected publishing/information services companies were significantly larger and more diverse in their businesses than Penton and generally had distinguishable assets. Based on estimates provided by our management, Credit Suisse assumed for purposes of the selected companies analysis that our NOLs had a net present value of $25.1 million.

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for Penton, including estimates with respect to our future financial performance provided by our management. Because a selected companies analysis is not predicated on a sale or similar transaction, Credit Suisse did not give effect to the terms of the allocation agreement or the amounts payable with respect to shares of our Series M Preferred Stock pursuant to the certificate of designations of the Series M Preferred Stock in calculating an implied reference range value per share of our common stock. The selected companies analysis indicated an implied reference range value per share of our common stock of ($1.16) to $1.01 including the value of our NOLs and ($1.89) to $0.29 excluding the value of our NOLs, as compared to the estimated per share merger consideration to be received by holders of our common stock of $0.81 per share.

Selected Transactions Analysis. Credit Suisse calculated enterprise value multiples of certain financial data based on the purchase prices paid in selected transactions involving publishing/information services companies.

Based on estimates provided by our management, Credit Suisse assumed for purposes of the selected transactions analysis that our NOLs had a net present value of $18.0 to $23.4 million based on potential limitations under the Internal Revenue Code on the availability of our NOLs to offset income for federal tax purposes following a change in control transaction.

The selected media transactions were:

Target	Acquiror
101 Communication LLC	Nautic Partners LLC
VNU N.V.	The Blackstone Group L.P. and Kohlberg Kravis Roberts & Co.L.P.
Delta Education LLC	School Specialty Inc.
Primedia Business Information	Wasserstein & Co.
F+W Publications, Inc.	ABRY Partners, LLC
Hanley Wood, LLC	JP Morgan Partners
Canon Communications LLC	Apprise Media LLC
Network Communications, Inc.	Citicorp Venture Capital Partners
Thomson Media	Investcorp
Advanstar, Inc	DLJ Merchant Banking Partners
Miller Freeman USA (UBM)	VNU N.V.

Credit Suisse applied multiples based on the selected transactions analysis to corresponding financial data for Penton. Because a selected transactions analysis is predicated on a sale or similar transaction, Credit Suisse gave effect to the terms of the allocation agreement and the amounts payable with respect to shares of our Series M Preferred Stock pursuant to the certificate of designations for our Series M Preferred Stock in calculating an implied reference range value per share of our common stock. The selected transactions analysis indicated an implied reference range value per share of our common stock of $0.41 to $0.89 including the value of our NOLs and $0.41 to $0.75 excluding the value of our NOLs, as compared to the estimated per share merger consideration to be received by holders of our common stock of $0.81 per share.

Discounted Cash Flow Analysis. Credit Suisse also calculated the net present value of our unlevered, after-tax debt-free cash flows based on estimates with respect to our future financial performance provided by our management. In performing this analysis, Credit Suisse used discount rates ranging from 12% to 14% based on our estimated weighted average cost of capital and terminal value multiples ranging from 9.5x to 11.0x terminal year EBITDA. Based on estimates provided by our management, Credit Suisse assumed for purposes of the discounted cash flow analysis that our NOLs had a net present value of $25.1 million. Because a discounted cash flow analysis is not predicated on a sale or similar transaction, Credit Suisse did not give effect to the terms of the allocation agreement or the amounts payable with respect to shares of our Series M Preferred Stock pursuant to the certificate of designations of the Series M Preferred Stock in calculating an implied reference range value per share of our common stock. The discounted cash flow analysis indicated an implied reference range value per share of Penton Media common stock of ($0.31) to $2.55 including the value of our NOLs and ($1.04) to $1.84 excluding the value of our NOLs, as compared to the estimated per share merger consideration to be received by holders of our common stock of $0.81 per share.

Other Matters

We engaged Credit Suisse pursuant to a letter agreement dated as of May 26, 2006 to act as our financial advisor with respect to certain potential transactions including a possible sale of Penton. We selected Credit Suisse as our financial advisor based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with us and our business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to us and Parent and certain of our and their affiliates (including the holders of our Series C Preferred Stock—see “—Background of the Merger” beginning on page 18) for which Credit Suisse has received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.

In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Penton, Parent and any other company that may be involved in the merger, and their respective affiliates, as well as provide investment banking and other financial services to those companies.

Pursuant to the engagement letter, we will pay Credit Suisse customary fees for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse also became entitled to a fee upon the delivery of its opinion. We have also agreed to reimburse Credit Suisse for certain expenses, including attorneys’ fees and disbursements, and to indemnify Credit Suisse and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Credit Suisse’s engagement.

Effects on Penton if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Penton will remain a public reporting company, and we expect that our common stock will continue to be quoted on the OTC Bulletin Board. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the matters discussed under “—Reasons for the Merger; Recommendation of the Special Committee and of Our Board of Directors” beginning on page 25, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Penton and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Penton will be forthcoming, or that our business, prospects or results of operations will not be adversely impacted.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Regulatory Approvals

U.S. Antitrust

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Penton and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Penton and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on November 13, 2006. The waiting period was terminated on November 27, 2006. At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Penton or Parent. At any time before or after the consummation of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Penton or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Penton, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

General

Any other filings required in order to complete the merger will be effected as soon as reasonably possible. It is possible that any of the governmental authorities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Parent or Penton will be able to satisfy or comply with these conditions or be able to cause or respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Parent after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Parent and Penton or on terms that will be satisfactory to Parent and Penton.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $530.0 million, which includes approximately $194.2 million to be paid to our shareholders, with the remaining funds to be used to refinance certain existing indebtedness, including all of our 11.875% senior secured notes due October 1, 2007 and all of our outstanding 10.375% senior subordinated notes due June 15, 2011, and to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions.

Pursuant to the merger agreement, Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing described. However, the obtaining of any or all of the debt financing is not a condition to the obligation of Parent and Merger Sub to effect the closing of the merger.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter from Wasserstein Partners LP to provide an amount of equity capital up to $38 million that, taken together with the proceeds of the debt financing, will be sufficient to enable Parent to complete the merger. We are an intended third-party beneficiary of Parent’s rights under the commitment, subject to the limitations on Parent’s and Merger Sub’s liability under the merger agreement (see “The Merger Agreement—Termination Fees” beginning on page 57 and “The Merger Agreement—Limit on Liability” beginning on page 58). The obligation to fund commitments under the equity commitment letter is subject to the consummation of the debt financing and the satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger.

Debt Financing

Parent has received a debt commitment letter from UBS Loan Finance LLC, UBS Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and General Electric Capital Corporation to provide (a) senior secured first lien credit facilities of $645 million, consisting of a $565 million senior secured first lien term facility and an $80 million senior secured first lien revolving credit facility and (b) a senior secured second lien term facility of $282.5 million. Pursuant to the debt commitment letter:

•	UBS Loan Finance LLC severally (and not jointly) commits to provide 37.5% of the entire principal amount of each facility;

•	JPMorgan Chase Bank, N.A. severally (and not jointly) commits to provide 37.5% of the entire principal amount of each facility; and

•	General Electric Capital Corporation severally (and not jointly) commits to provide 25% of the entire principal amount of each facility.

The availability of the senior secured credit facilities is subject to, among other things:

•	the negotiation, execution and delivery of definitive loan documentation consistent with the debt commitment letter and exhibits thereto and other customary terms and financing of this nature reasonably satisfactory to the parties;

•	consummation of the merger in accordance with the merger agreement and applicable law;

•	there not having occurred since December 31, 2005 any event, change, development, condition or effect that, individually or in the aggregate, has had or would reasonably be expected to have a “Material Adverse Effect” (as defined in the merger agreement) (see “The Merger Agreement—Representations and Warranties” beginning on page 50);

•	there having been no other offer, placement or arrangement of debt securities or commercial bank or other credit facilities of Parent, Merger Sub or us or their subsidiaries;

•	the delivery of audited and unaudited financial statements and the delivery of pro forma financial statements which include evidence of the combined companies’ achievement on a pro forma basis giving effect to the merger and the financing contemplated by the debt commitment letter of (1) a maximum ratio of total debt to EBITDA and (2) a maximum ratio of debt under the senior secured first lien facility and capital leases (if any) to EBITDA;

•	obtaining all requisite governmental approvals or consents and all material approvals and consents of third parties to the merger and the financing contemplated by the debt commitment letter; and

•	there having been no litigation, governmental, administrative or judicial action, actual or threatened, that would reasonably be expected to restrain, prevent or otherwise impose material burdensome conditions on the merger or the financing thereof.

The debt commitment letter provides that the definitive loan documents will contain, among other things:

•	customary representations and warranties;

•	customary affirmative and negative covenants;

•	specified financial covenants; and

•	customary events of default.

The debt commitment letter expires on the earlier of March 31, 2007 and the termination of the merger agreement in accordance with its terms. Parent is obligated to complete the merger regardless of whether it is able to obtain adequate financing. In the event that Parent fails to receive the proceeds of the debt financing, and

Parent or Merger Sub breaches, whether or not intentionally, its obligation to effect the closing of the merger and to satisfy its obligations to fund (or cause to be funded) all payments under the merger agreement at or prior to the closing, and the merger agreement is terminated by either Parent or us pursuant to a provision of the merger agreement permitting such action if the merger is not completed by March 31, 2007, then, upon the termination of the merger agreement, Parent will be obligated to pay to us a termination fee of $15 million.

The documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms (including the amounts of debt financing) may differ from those described in this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors and the special committee, our stockholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of holders of our common stock generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Stock Options and Series M Preferred Stock

As of December 12, 2006, there were approximately 433,500 shares of our common stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers, of which 100,000 shares would be eligible to receive merger consideration. Upon completion of the merger, each outstanding option to purchase shares of our common stock, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess, if any, of the amount per share to which a holder of our common stock will become entitled in the merger over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes. In December 2005, our board of directors accelerated the vesting of all then outstanding options such that each option then became fully exercisable, and subsequently, no further options have been granted to our executive officers.

In addition, as of December 12, 2006, there were 36,125 shares of our Series M Preferred Stock held by our current executive officers. Our board of directors created the Series M Preferred Stock for issuance to certain officers and other key employees as a long-term incentive plan for management by giving them an equity stake in Penton’s performance. The terms of the Series M Preferred Stock provide that, upon a change of control of Penton (which would include the merger), the holders of our Series M Preferred Stock would be entitled to receive a portion of the proceeds payable in the change of control transaction and that such portion is determined based in part on the proceeds payable to the holders of our Series C Preferred Stock and in part on the proceeds payable to the holders of our common stock.

Each share of our Series M Preferred Stock is subject to annual cliff vesting over a five-year period from the date of issuance. Each share becomes 100% vested automatically upon a change of control. Vesting ceases automatically upon termination of employment for any reason. Accordingly, the amount of merger consideration payable per share of our Series M Preferred Stock will vary depending on whether the original holder of the share is still employed by Penton at the time of completion of the merger and, if not, how soon employment terminated after the issuance of that share.

The terms of our Series M Preferred Stock provide that the shares are not transferable other than by will or the laws of descent and distribution.

The following table summarizes the outstanding options to purchase shares of our common stock eligible to receive merger consideration and the outstanding shares of our Series M Preferred Stock held by our executive officers as of December 12, 2006, and the approximate consideration (prior to payment of any applicable withholding taxes) that each of them would be entitled to receive pursuant to the merger agreement in connection with the cancellation of their options and in respect of their shares of Series M Preferred Stock, assuming continued employment with us until at least the effective time of the merger. The exact amount of the merger consideration to be payable in connection with the cancellation of options or in respect of shares of our Series M Preferred Stock will not be determined until the effective time of the merger (see “The Merger Agreement—Merger Consideration” beginning on page 48).

Name	Shares of Common Stock Underlying Options	Weighted Average Per Share Exercise Price of Options	Shares of Series M Preferred Stock	Resulting Consideration
Darrell C. Denny	25,000	$0.37	3,750	$686,006
David B. Nussbaum	50,000	0.37	30,000	5,422,681
Preston L. Vice	25,000	0.37	2,375	438,465

Employment Agreements

We previously have entered into employment agreements with each of our executive officers, Messrs. Nussbaum, Denny and Vice. The agreements are for terms currently expiring June 23, 2007, in the case of Mr. Nussbaum; August 24, 2007, in the case of Mr. Vice; and October 15, 2007, in the case of Mr. Denny; and renew automatically for an additional year on each anniversary of the effective date of the agreement (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the executive with 120 days notice.

The agreements provide that in the event the executive’s employment is terminated by Penton (other than for “cause” (as defined in the agreements) or by reason of his death, disability or retirement) or by the executive for “good reason,” the executive will be entitled to receive certain severance benefits. “Good reason” for termination of employment by the executive includes reduction in salary, the failure by Penton to extend the executive’s employment under the agreement or a breach by Penton of the terms of the agreement and, in the case of Mr. Nussbaum, a change of control (which would include the merger).

In the case of Mr. Nussbaum, he is entitled to receive (a) any accrued but unpaid salary and expense reimbursement; (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of 12 months after termination of employment; and (c) a lump sum payment equal to his target bonus. On December 6, 2006, it was announced that Mr. Nussbaum will leave Penton following the completion of the merger, and it is expected that he will thereafter receive the severance benefits disclosed herein.

In the case of Messrs. Vice and Denny, each such executive is entitled to receive (a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of two years following the date of his termination of employment. In addition, in the event that the employment of Mr. Vice or Denny is terminated by Penton other than for cause or by the executive for good reason within the two-year period following a “change of control,” each such executive will be entitled to receive a payment (payable, at the executive’s option, in a lump sum) equal to his target bonus for the year in which the termination occurs or, if higher, the executive’s target bonus for the preceding year or the year in which the change of control occurs. All executives party to such agreements are also entitled to the continuation of certain additional benefits (e.g., medical insurance).

Payments and benefits under Messrs. Vice’s and Denny’s employment agreements are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the executive.

The following table shows the amount of potential cash severance payable to each of our executive officers, based on compensation and benefit levels in effect on December 12, 2006, and assumes the merger is completed and that the executive’s employment terminates under circumstances that entitle him to severance immediately thereafter. The table also shows the estimated value of continuing welfare and fringe benefits.*

Name	Amount of Potential Cash Severance Payment	Estimated Value of Welfare and Fringe Benefits
Darrell C. Denny	$947,500	$18,928
David B. Nussbaum	650,000	18,928
Preston L. Vice	665,750	6,465

*	Estimates are subject to change based on the date of termination of the executive and certain other assumptions used in the calculation.

Change of Control Bonus Plan

On July 19, 2006, our board of directors, upon the recommendation of the compensation committee, approved a change in control bonus plan in which our current executive officers and certain other senior managers will participate in the event of a sale of Penton (which would include the merger). Upon any such sale, Mr. Nussbaum will receive a cash bonus of $400,000. The other four executive officers and senior managers will each receive a cash bonus of $100,000.

Benefit Arrangements with the Surviving Corporation

The merger agreement provides for the surviving corporation to continue to provide to all employees, including our executive officers, certain levels of compensation and employee benefits for a period of time following the merger. See “The Merger Agreement—Employee Benefits” beginning on page 59.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides certain assurances to our directors and executive officers as to the continuation of indemnification and insurance. See “The Merger Agreement—Indemnification and Insurance” beginning on page 59.

Affiliations of Certain Directors with Holders of Our Series C Preferred Stock

Pursuant to the agreement by which we sold our Series C Preferred Stock and related warrants to a group of investors led by ABRY Mezzanine Partners, L.P., the holders of our Series C Preferred Stock are entitled to appoint three members to our board of directors. Upon the occurrence of certain events (including our failure to comply with certain specified covenants and obligations contained in the Series C Preferred Stock certificate of designations or purchase agreement, which failure is not cured within 90 days), the holders of our Series C Preferred Stock may nominate two additional members to our board of directors and, if such triggering events have not been cured or waived prior to the end of the next succeeding quarter, may appoint one less than a minimum majority of our board of directors.

Peni A. Garber, David R. Powers and Royce Yudkoff fill the three seats on our board of directors to which the holders of our Series C Preferred Stock were initially entitled to appoint their representatives. Ms. Garber and Mr. Yudkoff are affiliated with ABRY Partners, LLC and Mr. Powers is affiliated with Sandler Capital Management.

The holders of our Series C Preferred Stock would be entitled to receive the substantial majority of the merger consideration. As of the date of this proxy statement, we estimate that the holders of our Series C Preferred Stock would be entitled to receive $153.7 million in the aggregate if the merger is completed (or approximately 79% of the total merger consideration). The exact allocation of the total merger consideration among the different classes of equity interests in Penton will not be determined until the effective time of the merger (see “The Merger Agreement—Merger Consideration” beginning on page 48).

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. It applies only to beneficial owners who hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. The following discussion also does not apply to holders of our preferred stock. If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion is provided for general informational purposes only, is not intended as a substitute for individual tax advice, and does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state, local and other tax consequences, of the disposition of their shares in the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock who or that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a beneficial owner of shares of our common stock (other than a partnership or partner in a partnership) that is not a U.S. holder.

U.S. Holders

For U.S. federal income tax purposes and subject to the possible alternative treatment discussed below, the merger generally will be treated as a sale of our common stock for cash by each of our common stockholders. Accordingly, except as otherwise described below, the U.S. federal income tax consequences to a U.S. holder receiving cash in the merger will generally be as follows:

•	The U.S. holder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the U.S. holder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each U.S. holder will be measured by the difference, if any, between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, recognized by a U.S. holder will be long-term capital gain or loss with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

There is a risk that, because the allocation agreement provides that holders of our Series C Preferred Stock will receive less, and the holders of our common stock will receive more, in a merger than they otherwise would be entitled to receive pursuant to the terms of our certificate of incorporation, including the certificates of designation of our Series C Preferred Stock, the Internal Revenue Service may take the position that the cash received in the merger by holders of our common stock should be treated as if such cash were received by the holders of our Series C Preferred Stock and then paid by the holders of our Series C Preferred Stock to the holders of our common stock. Under this approach, the U.S. federal income tax treatment of the payments to U.S. holders will depend upon the underlying nature of the payments, which in turn will depend on all of the relevant facts and circumstances surrounding the transaction. If the Internal Revenue Service were successful in applying this approach, the full amount of the cash received by a U.S. holder in the merger could be taxable as ordinary income without reduction for such U.S. holder’s basis in its shares of our common stock, with such U.S. holder’s unrecovered basis treated as a capital loss.

Cash payments made pursuant to the merger ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the stockholder’s taxpayer identification number (generally, Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

For U.S. federal income tax purposes and subject to the possible alternative treatment discussed below, the merger generally will be treated as a sale of our common stock for cash by each of our common stockholders. Accordingly, subject to the discussion below, any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Penton is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. Penton believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five years preceding the merger.

There is a risk that, because the allocation agreement provides that holders of our Series C Preferred Stock will receive less, and the holders of our common stock will receive more, in a merger than they otherwise would be entitled to receive pursuant to the terms of our certificate of incorporation, including the certificates of designation of our Series C Preferred Stock, the Internal Revenue Service may take the position that the cash received in the merger by holders of our common stock should be treated as if such cash were received by the holders of our Series C Preferred Stock and then paid by the holders of our Series C Preferred Stock to the holders of our common stock. Under this approach, the U.S. federal income tax treatment of the payments to non-U.S. holders will depend upon the underlying nature of the payments, which in turn will depend on all of the relevant facts and circumstances surrounding the transaction. If the Internal Revenue Service were successful in applying this approach, the full amount of the cash received by a non-U.S. holder in the merger could be taxable as ordinary income without reduction for such non-U.S. holder’s basis in its shares of our common stock, with such non-U.S. holder’s unrecovered basis treated as a capital loss. Under this approach, ordinary income received by non-U.S. holders may be U.S.-source income. If a non-U.S. holder does not otherwise carry on a trade or business in the United States for U.S. federal income tax purposes, we do not believe that this ordinary income (if U.S.-source) would be considered income effectively connected with a U.S. trade or business. However, any such ordinary income that is U.S.-source income may be “fixed or determinable annual or periodic gains, profits, and income” derived from sources within the United States (“FDAP income”), which is subject to withholding at a 30% rate. Accordingly, we expect to withhold on cash payments of the merger consideration made to non-U.S. holders at a rate of 30% (unless such non-U.S. holder has provided required documentation establishing eligibility for a lower rate of withholding under an applicable tax treaty).

Non-U.S. holders should complete and sign the applicable Form W-8 and return it to the paying agent. Certain of our stockholders may be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock. Cash received in the merger will also be subject to information reporting, unless an exemption applies.

The foregoing discussion of certain material U.S. federal income tax consequences is intended for general informational purposes only and is not intended to constitute a complete description of all tax consequences relating to the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Penton upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement.

As the surviving corporation, Penton will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Penton will be the initial officers of the surviving corporation. All surviving corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

We or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement.”

Merger Consideration

Each share of our common and preferred stock issued and outstanding immediately prior to the effective time of the merger will be cancelled automatically and will cease to exist and will be converted into the right to receive an amount in cash determined as described below, without interest and less any applicable withholding taxes, other than:

•	shares held in treasury, which will be cancelled;

•	shares held by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, which will be cancelled; and

•	shares held by holders that have properly demanded and perfected their appraisal rights of such shares.

The merger agreement provides that $194,200,000 is the total amount of cash consideration to which the holders of shares of our common and preferred stock and options to purchase shares of our common stock will be entitled upon completion of the merger. The portion of this total amount to which the holders of outstanding shares of our common stock will be entitled and the portion to which the holders of outstanding shares of our Series C Preferred Stock will be entitled will be determined as follows. First, this total amount will be reduced by the portion to which the holders of our Series M Preferred Stock will be entitled as determined in accordance with the terms set forth in the certificate of designations for our Series M Preferred Stock. The merger agreement then provides for the allocation of a portion of the resulting net proceeds to the holders of our common stock in the amount of the greater of (A) $14 million and (B) 12.75% of the first $135 million, 15% of any additional net proceeds up to $145 million, 25% of any additional net proceeds up to $185 million and 20% of any additional net proceeds over $185 million. The remaining net proceeds would be allocated to the holders of our Series C Preferred Stock. Finally, the allocation of net proceeds to the holders of our common stock determined in accordance with the formula above would be reduced by one-half of the proceeds payable to holders of outstanding options to purchase shares of our common stock, with the remaining one-half of option proceeds reducing the allocation of net proceeds to the holders of our Series C Preferred Stock.

The exact allocation of the total amount of cash consideration among the different classes of equity interests in Penton will not be finally determined until immediately prior to the effective time of the merger, due to factors that may vary between the date of this proxy statement and the effective time, including the number of outstanding shares of (and options to purchase) our common stock and the vesting status of each share of our Series M Preferred Stock. As of the date of this proxy statement, we estimate that, if the merger is completed:

•	the holders of our outstanding common stock will be entitled to receive approximately $27.8 million in total, or approximately $0.81 per share (based on 34,511,869 shares of our common stock outstanding on December 12, 2006, the most recent practicable date prior to printing this proxy statement);

•	the holders of our outstanding Series C Preferred Stock will be entitled to receive approximately $153.7 million in total;

•	the holders of our outstanding Series M Preferred Stock will be entitled to receive approximately $12.5 million in total; and

•	the holders of outstanding options to purchase shares of our common stock will be entitled to receive approximately $170,000 in total (see “—Treatment of Stock Options”).

After the merger is effective, each holder of a certificate representing any shares of our common and preferred stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal.”

Treatment of Stock Options

Upon the consummation of the merger, each outstanding option to purchase shares of our common stock not exercised prior to the merger will be canceled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the option multiplied by the excess, if any, of the merger consideration payable per share of common stock over the exercise price for each share of common stock underlying the option, without interest and less any applicable withholding taxes.

Payment of the Merger Consideration

Before the merger, Merger Sub will designate a paying agent reasonably satisfactory to us to make payment of the merger consideration as described above. At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, in trust with the paying agent the funds appropriate to pay the merger consideration to our stockholders.

Upon the consummation of the merger and the settlement of transfers that occurred prior to the effective time of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of our capital stock.

As promptly as practicable after the consummation of the merger, but in any event within three business days following the effective time, the surviving corporation will send, or cause the paying agent to send, you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within twelve (12) months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand, and thereafter, any stockholder should look to the surviving corporation for payment of the merger consideration, subject to any applicable unclaimed property laws.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Penton, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	the absence of litigation that would threaten, delay or impede the consummation of the merger;

•	finder’s fees; and

•	information supplied for inclusion in this proxy statement.

Parent and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, ownership of shares of our capital stock and of Merger Sub and the operations of Merger Sub.

We also made representations and warranties relating to, among other things:

•	capital structure;

•	compliance with applicable laws;

•	documents filed with the SEC;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	absence of certain changes or events since December 31, 2005;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor and employment matters;

•	insurance coverage;

•	tax matters;

•	the receipt of fairness opinions from our financial advisors;

•	inapplicability of certain state anti-takeover statutory requirements to the merger;

•	matters relating to intellectual property;

•	environmental matters;

•	matters relating to contracts and commitments to which we or one or more of our subsidiaries is a party;

•	the absence of any undisclosed material transactions with affiliates; and

•	title to properties and assets and rights with respect to leasehold interests.

Many of Penton’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Penton is defined to mean any effect, event, circumstance or change that, individually or in the aggregate, results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Penton and its subsidiaries, taken as a whole.

However, none of the following, or any effects, events, circumstances or changes relating thereto or resulting therefrom, will be deemed in themselves, either alone or in combination, to constitute, and none of them will be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect:

•	general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein;

•	conditions in the industry in which we operate or developments or changes therein;

•	any change in the market price or trading volume of our common stock after the date of the merger agreement (provided that the underlying causes of such change will be considered in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	the existence, announcement or performance of the merger agreement or the transactions contemplated thereby, including our compliance with our covenants and agreements contained in the merger agreement;

•	any actions taken or omitted to be taken by Parent or Merger Sub or their respective affiliates;

•	any change in applicable law or accounting regulation or principle effected after the date of the merger agreement;

•	our failure to meet any projections, estimates or budgets for any period prior to, on or after the date of the merger agreement (provided that the underlying causes of such failure will be considered in determining whether there has been, or would reasonably be expected to be, a material adverse effect); or

•	acts of God, national or international hostilities, war (whether or not declared) or terrorism;

except, in the cases of the first, second and eighth bullet points above, if such effect, event, circumstance or change disproportionately impacts our business, financial condition, assets, liabilities or results of operations, taken as a whole, relative to other participants in the industry in which we operate.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the consummation of the merger, except as contemplated or permitted by the merger agreement or as required by law, or as expressly consented to in writing by Parent (which consent will not be unreasonably withheld), we will conduct the business of Penton in its ordinary course and that we will use our reasonable best efforts to:

•	preserve substantially intact our business organization; and

•	preserve our present relationships with customers, suppliers and other persons with which we have significant business relations.

We have also agreed that, until the consummation of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed, except that Parent may withhold or delay consent at its sole discretion with respect to the third and fourth bullet points below), we will not:

•	amend or otherwise change our organizational documents;

•	issue, deliver, sell, pledge, dispose of or encumber any shares of our capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities, subject to certain exceptions;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities, except for any dividend or distribution by a subsidiary of Penton;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of our capital stock, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of our subsidiaries;

•	acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to us, other than purchases of inventory and other assets in the ordinary course of business;

•	sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to us and our subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing contracts;

•	other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any contract that is or would be a material contract, as defined in the merger agreement;

•	authorize any material new capital expenditures which are, in the aggregate, in excess of $1 million;

•	incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person with respect to indebtedness for borrowed money, or make any loans, advances or capital contributions to, or investments in, any other person, unless it is in the ordinary course of business consistent with past practice;

•	lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material easement affecting and/or transfer any interest in any material leased real property, or materially amend, extend or terminate any leasehold interest in any material leased real property;

•	except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect as of the date of the merger agreement or required by applicable law:

•	increase the compensation or benefits of any of our directors, officers, employees or consultants (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or named executive officers or with respect to any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) generally applicable to all employees);

•	grant any severance or termination pay not provided for under any existing benefit plan;

•	enter into any material employment, consulting or severance agreement or arrangement with any of its present or former directors, officers, other employees or consultants or establish, adopt, enter into or amend in any material respect or terminate any material benefit plan; or

•	fail to make any material required contribution to any benefit plan;

•	make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

•	other than in the ordinary course of business or as required by applicable law:

•	change or rescind any material tax election;

•	enter into any settlement or compromise of any material tax liability;

•	file any amended tax return with respect to any material tax;

•	change any annual income tax accounting period;

•	enter into any closing agreement relating to any material tax;

•	surrender any right to claim a material tax refund;

•	waive or extend the statute of limitations in respect of any material tax (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business); or

•	make any material change in income tax accounting principles;

•	enter into any material transaction, agreement, arrangement or understanding between us or any of our subsidiaries, on the one hand, and any of our affiliates (other than our subsidiaries), on the other hand;

•	settle or compromise any material litigation other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, but not, in any individual case, in excess of $250,000 (net of any applicable proceeds of insurance) or in a manner that would prohibit or materially restrict us from operating as we have historically; or

•	agree to take any of the foregoing actions.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement, including the satisfaction by us of any and all notice obligations with respect to the holders of our capital stock, options or warrants. In furtherance of this covenant, we and Parent have agreed to use our respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the closing of the merger.

Parent and Merger Sub are obligated to use their reasonable best efforts to obtain the debt financing described in this proxy statement. However, the obtaining of any or all of the debt financing is not a condition to the obligation of Parent and Merger Sub to effect the closing of the merger.

We agreed under the merger agreement, if required by Parent, to commence tender offers and consent solicitations in respect of all of our outstanding 11.875% senior secured notes due October 1, 2007 and all of our outstanding 10.375% senior subordinated notes due June 15, 2011 upon the terms and conditions set forth in writing by Parent and as set forth in the merger agreement, and otherwise in compliance with law and SEC rules and regulations. Parent and Merger Sub have agreed to provide all cooperation reasonably requested by us in connection with the tender offers. In the event that the merger agreement is terminated other than as a result of a breach of the merger agreement by us, then Parent shall promptly reimburse us for any reasonable out-of-pocket costs, fees and expenses incurred by us in connection with the tender offers and shall indemnify us for any liabilities incurred by us pursuant to the tender offers, except to the extent that our actions are or were inconsistent with the proper instructions of Parent or the terms of merger agreement describing our obligations with respect to the tender offers.

Restrictions on Solicitations of Other Offers

We have agreed that our officers and directors will not, and we will ensure that our employees, agents, advisors (including financial advisors) and other representatives will not, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving us or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in us, or the assets, securities or other ownership interests of or in us representing 20% or more of our consolidated assets, other than the transactions contemplated by the merger agreement; or

•	engage in any negotiations or discussions concerning, or provide access to our properties, books and records or any confidential information or data to, any person in connection with such a proposal.

Notwithstanding the foregoing, we will not be prevented from:

•	the taking and disclosing to our stockholders of a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer);

•	withdrawing, modifying or changing in any adverse manner the approval or recommendation of the merger agreement by our board of directors or the special committee (provided that neither our board of directors nor the special committee may withdraw, modify or change in a manner adverse to Parent, its recommendation of this merger agreement or the merger unless it has determined in good faith, after consultation with its outside legal counsel, that the taking of such action would be required pursuant to the fiduciary duties of our board of directors or the special committee, respectively); or

•	making any legally required disclosure to our stockholders with regard to an alternative acquisition proposal (subject to the same limitations as described in the bullet point immediately above).

In addition, if our board of directors, or the special committee with respect to the holders of our common stock, determines, in good faith, after consultation with its outside legal counsel and financial advisors, that taking such action would be required pursuant to the fiduciary duties of the board of directors or, if applicable, the special committee, and that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, then we will not be prevented from:

•	providing access to the properties, books and records of Penton and its subsidiaries and providing information or data in response to a request therefor by a person who has made a bona fide acquisition proposal not solicited in violation of our restriction on solicitations, if we receive from the person so requesting such information an executed confidentiality agreement containing terms substantially similar to those contained in the confidentiality agreement entered into between us and Wasserstein Partners LP;

•	engaging in any negotiations or discussions with any person who has made a bona fide acquisition proposal not solicited in violation of our restriction on solicitations; or

•	approving or recommending approval of a bona fide acquisition proposal not solicited in violation of our restriction on solicitations.

A “superior proposal” means an acquisition proposal that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the merger.

Recommendation Withdrawal or Termination of the Merger Agreement in Connection with a Superior Proposal

If at any time prior to the effective time of the merger our board of directors or the special committee determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide acquisition proposal not solicited in violation of our restriction on solicitations, that such proposal is a superior proposal, then:

•	we may terminate the merger agreement;

•	our board of directors or the special committee may approve or recommend the superior proposal to our stockholders; and/or

•	immediately prior to or concurrently with the termination of the merger agreement, we may enter into any agreement, understanding, letter of intent or arrangement with respect to the superior proposal.

However, we may not exercise the right to terminate the merger agreement due to a superior proposal unless:

•	we have provided a written notice to Parent advising Parent that we have received a superior proposal; and

•	Parent does not, within three business days following its receipt of the notice, make an offer that, as determined by our board of directors and, if applicable, the special committee with respect to the holders of our common stock, in good faith after consultation with their respective outside legal counsel and financial advisors, results in the acquisition proposal no longer being a superior proposal (provided that, during such three business day period, we will negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

We must pay a termination fee of $9.71 million at the direction of Parent if we terminate the merger agreement due to our receipt of a superior proposal.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by:

•	an affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock entitled to vote on the matter, voting together as a single class;

•	an affirmative vote of 75% of the outstanding shares of our Series C Preferred Stock; and

•	an affirmative vote of the holders of a majority of our issued and outstanding common stock (other than such shares held of record or beneficially by holders of our preferred stock or by Parent) entitled to vote and voting on the matter;

•	no injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the merger will be in effect; and

•	the waiting period (and any extension thereof) under the HSR Act must have expired or been terminated.

Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties in the merger agreement must be true and correct as of the closing date as though made on the closing date (without giving effect to any materiality qualifications contained therein or with respect thereto, except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect as defined under “The Merger Agreement—Representations and Warranties” beginning on page 50);

•	we must have performed in all material respects all obligations that we are required to perform under the merger agreement; and

•	Parent must have received a certificate of our Chief Executive Officer or Chief Financial Officer, certifying on our behalf that the conditions in the above two bullet points have been satisfied.

Conditions to Penton’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct as of the closing date as though made on the closing date (without giving effect to any materiality qualifications contained therein or with respect thereto, except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under the merger agreement or to consummate the merger on a timely basis);

•	Parent and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement; and

•	we must have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions in the above two bullet points have been satisfied.

Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	By mutual written consent of both us and Parent;

•	By either us or Parent if:

•	court of competent jurisdiction or other governmental entity issues a final, nonappealable order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger, provided that the right to terminate the merger agreement will not be available to a party if the party’s action or failure to take action caused or resulted in such order, decree or ruling;

•	the merger is not completed on or before March 31, 2007 provided that the right to terminate the merger agreement will not be available to the party whose failure to perform its obligations under the merger agreement has been the cause of the failure to complete the merger on or before such date; or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment of the meeting.

•	By us if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement if such breach (or breaches in the aggregate) has a material adverse effect on the ability of Parent or Merger Sub duly to perform their obligations under the merger agreement or to consummate the transactions contemplated under the merger agreement and such breach is not cured upon the earlier of 10 days following notice of the breach or March 31, 2007; or

•	we receive a superior proposal provided that we have complied with our obligations under the merger agreement described under “The Merger Agreement—Recommendation Withdrawal or Termination of the Merger Agreement in Connection with a Superior Proposal” beginning on page 55, in which case we would be obligated to pay the termination fee owed to Parent as described under “The Merger Agreement—Termination Fees” beginning on page 57; or

•	By Parent or Merger Sub if:

•	we have breached any representation, warranty, covenant or agreement if such breach (or breaches in the aggregate) has a material adverse effect (as defined in the merger agreement) and is not cured upon the earlier of 10 days following notice of the breach or March 31, 2007; or

•	our board of directors withdraws, modifies or changes, or resolves to withdraw, modify or change, in a manner adverse to Parent, its approval of or recommendation that our stockholders adopt the merger agreement; or

•	our board of directors or the special committee approves or recommends, or resolves to approve or recommend, any acquisition proposal other than the merger.

Termination Fees

Payable by Penton

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger, up to a limit of $1.942 million, if either we or Parent or Merger Sub terminates the merger agreement because of the failure to receive shareholder approval at the special meeting or any adjournment or postponement thereof, and we are not obligated to pay any termination fee. If we subsequently become obligated to pay a termination fee, any amounts previously paid to Parent as expense reimbursement will be credited toward the termination fee amount payable by us.

We must pay a termination fee of $9.71 million at the direction of Parent if:

•	we terminate the merger agreement due to our receipt of a superior proposal as described under the caption “The Merger Agreement—Recommendation Withdrawal or Termination of the Merger Agreement in Connection with a Superior Proposal”;

•	Parent, within ten days of the event giving the right to terminate, terminates the agreement due to:

•	our board of directors withdrawing, modifying or changing, or resolving to withdraw, modify or change, in a manner adverse to Parent, its approval of or recommendation that our stockholders adopt the merger agreement; or

•	our board of directors or the special committee approves or recommends, or resolves to approve or recommend, any acquisition proposal other than the merger; or

•	prior to the special meeting:

•	a bona fide acquisition proposal will have been publicly made to us generally or will have been made directly to our stockholders or will have otherwise become publicly known and will not have been withdrawn;

•	thereafter, the merger agreement is terminated by either Parent or us because of the failure to receive stockholder approval at the special meeting or any adjournment or postponement thereof; and

•	within 12 months of such termination, we enter into a definitive agreement to consummate or consummates the transactions contemplated by any acquisition proposal.

In the event of any termination of the merger agreement by Parent under the foregoing circumstances, then Parent’s right to receive payment of the termination fee will be the sole and exclusive remedy, at law or in equity, available to Parent and Merger Sub and their respective affiliates and subsidiaries against us and our subsidiaries and any other of our affiliated parties identified in the merger agreement.

Payable by Parent

In the event that the conditions of Parent and Merger Sub to complete the merger are satisfied or waived but there is a failure to receive the proceeds of the debt financing, and Parent or Merger Sub breaches, whether or not intentionally, its obligation to effect the closing of the merger and to satisfy its obligations to fund (or cause to be funded) all payments under the merger agreement at or prior to the closing, and the merger agreement is terminated by either Parent or us pursuant to a provision of the merger agreement permitting such action if the merger is not completed by March 31, 2007, then, upon the termination of the merger agreement, Parent will be obligated to pay to us a termination fee of $15 million. In general, if in the circumstances in which Parent becomes obligated to pay the termination fee, the failure of Parent or Merger Sub to fund (or cause to be funded) all payments contemplated by the merger agreement is due solely to a failure to receive the proceeds of the debt financing and neither Parent nor Merger Sub otherwise is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, then, our right to receive payment of the termination fee will be the sole and exclusive remedy, at law or in equity, available to us against Parent and Merger Sub and any of their respective former, current, or future general or limited partners, members or stockholders or against any of their respective former, current, or future general or limited partners, members, stockholders, directors, officers, managers, affiliates or agents.

Limit on Liability

The parties to the merger agreement have agreed that in no event, whether or not the merger agreement has been terminated, will we, on the one hand, or Parent and Merger Sub, as a group, on the other hand, be subject to monetary damages in excess of $25 million in the aggregate for each such group, respectively, for all losses and damages arising from or in connection with breaches by Parent or Merger Sub, on the one hand, or by us, on the other hand, of their respective representations, warranties, covenants and agreements contained in the merger agreement (other than obligations to reimburse certain expenses as provided in the merger agreement, for which the limitations set forth in this paragraph do not apply), and none of the parties to the merger agreement or their identified affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, other than for fraud.

Employee Benefits

Parent has agreed that it will cause the surviving corporation and each of its subsidiaries has agreed, for the period commencing at the effective time of the merger and ending on the first anniversary thereof, to maintain for any of its employee base compensation and benefits that are substantially comparable, in the aggregate, to the base compensation and benefits maintained for and provided to such employees immediately prior to the effective time of the merger. Parent has further agreed to give such employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of such employees to the same extent recognized by us immediately prior to the effective time of the merger.

If the merger is consummated, shares of our common stock held in the Penton Stock Fund of the Penton Media, Inc. Retirement Savings Plan, our 401(k) plan, will be converted to cash as with other shares of our common stock. The cash will then be invested in one or more other 401(k) plan investment options and participants will receive further details on the manner of such investment.

Indemnification and Insurance

From the effective time of the merger through the sixth anniversary of the date on which the merger occurs, Parent has agreed to, and will cause the surviving corporation to, indemnify and hold harmless each (as of the effective time of the merger) of our present and former officers and directors, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the party is or was an officer, director, employee, fiduciary or agent of Penton or any of its subsidiaries or joint ventures, including without limitation matters existing or occurring at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

In the event of any such claim, action, suit, proceeding or investigation:

•	each indemnified party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the surviving corporation within ten business days of receipt by Parent or the surviving corporation from the indemnified party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the General Corporation Law of the State of Delaware, to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	neither Parent nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such indemnified party), unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such action, suit, proceeding, investigation or claim or such indemnified party otherwise consents; and

•	Parent and the surviving corporation will, and will cause its subsidiaries to, cooperate in the defense of any such matter.

Parent has agreed to, and will cause the surviving corporation to, either:

•	cause to be obtained at the effective time of the merger “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the effective time of the merger, from an insurance carrier with the same or better credit rating as Penton’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable to the indemnified parties as Penton’s current policies with respect to matters existing or occurring at or prior to the effective time of the merger; or

•	maintain, at no expense to the beneficiaries, in effect for six years from the effective time of the merger, the current policies of the directors’ and officers’ liability insurance maintained by Penton (provided that Parent or the surviving corporation may substitute therefor policies from an insurance carrier with the same or better credit rating as Penton’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable, in the aggregate, as Penton’s current policies) with respect to matters existing or occurring at or prior to the effective time of the merger.

However, in no event will Parent or the surviving corporation be required to pay annual premiums pursuant to this obligation of more than an amount equal to 300% of the current annual premiums paid by us for such insurance, such current annual premiums being $639,000.

Amendment, Extension and Waiver

The merger agreement may be amended at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders, provided, that, after adoption of the merger agreement by our stockholders, no amendment may be made that by law requires the further approval of our stockholders without such further approval. All amendments to the merger agreement must be in writing signed by us, Parent and Merger Sub

At any time prior to the effective time of the merger, we, Parent or Merger Sub may:

•	extend the time for the performance of any of the obligations or other acts of the other parties of the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to receive payment in cash for the fair value of your shares of our stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL will result in a termination or waiver of your appraisal rights, and you will only be entitled to receive the cash payment for your shares as provided in the merger agreement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Penton’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	Be a holder of record of shares on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger.

•	You must deliver to Penton a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform Penton of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice of the date the merger became effective to each Penton stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation, and we do not intend, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol “PTON.OB.” The following table sets forth the high and low sales prices per share of our common stock on the OTC-BB for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. In addition, you should be aware that the volume of transactions in our common stock, and accordingly the level of liquidity for our common stockholders, during the periods indicated generally has been low.

	High	Low
Fiscal year ended December 31, 2004
First Quarter	$1.38	$0.57
Second Quarter	0.80	0.33
Third Quarter	0.43	0.12
Fourth Quarter	0.18	0.06
Fiscal year ended December 31, 2005
First Quarter	0.33	0.08
Second Quarter	0.61	0.16
Third Quarter	0.51	0.25
Fourth Quarter	0.60	0.40
Fiscal year ended December 31, 2006
First Quarter	0.77	0.43
Second Quarter	0.69	0.20
Third Quarter	0.72	0.25
Fourth Quarter (through December 12, 2006)	0.91	0.49

The closing sale price of our common stock on the OTC-BB on July 11, 2006, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Penton, was $0.26. The closing sale price of our common stock on the OTC-BB on November 1, 2006, which was the last trading day before we announced the execution of the merger agreement, was $0.60. On December 12, 2006, the most recent practicable date before this proxy statement was printed, the closing sale price of our common stock on the OTC-BB was $0.74. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares, keeping in mind the limitations described in the first paragraph above.

We have neither declared nor paid any cash dividends on our common stock during the periods indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, Series C Preferred Stock and Series M Preferred Stock as of December 12, 2006 by (a) the persons known by Penton to be the beneficial owners of more than 5% of the outstanding shares of our common stock, (b) each of our current directors, (c) each of our current executive officers who would be required to be named in the Summary Compensation Table in a proxy statement relating to an annual meeting of stockholders, and (d) all such directors and executive officers as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

Name	Number of Shares of Common Stock (1)		Percent of Outstanding Shares of Common Stock (2)
ABRY Mezzanine Partners, L.P. (3) c/o ABRY Partners, LLC 111 Huntington Avenue 30th Floor Boston, Massachusetts 02199	6,858,255	(4)(5)	16.58%
ABACUS Fund Partners, LP ABACUS Fund Ltd. c/o Paradigm Ltd. P.O. Box 2834 Hamilton, HMLX Bermuda	1,141,896	(5)(6)	3.20%
Mario J. Gabelli, et al. (7) One Corporate Center Rye, New York 10580	3,941,545		11.42%
Sandler Capital Management (8) 711 Fifth Avenue, 15th Floor New York, New York 10022	3,428,636	(5)(9)	9.04%
Darrell C. Denny	187,203	(10)(11)	*
Peni A. Garber (12)	6,858,255		16.58%
Vincent D. Kelly	0		*
Adrian Kingshott	0		*
Harlan A. Levy	0		*
David B. Nussbaum	276,992	(11)(13)	*
David R. Powers (14)	3,428,636		9.04%
Perry A. Sook	0		*
Preston L. Vice	276,488	(11)(15)	*
Royce Yudkoff (12)	6,858,255		16.58%
All Directors and Executive Officers as a Group (10 persons)	11,027,574	(11)(16)	24.38%

*	Less than one percent
(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.
(2)	Calculated using 34,511,869 as the number of shares of our common stock outstanding as of December 12, 2006. This number excludes the number of shares of our common stock (1) into which the outstanding Series C Preferred Stock is convertible, (2) for which the outstanding warrants are exercisable and (3) for which any options to purchase common stock held by directors and executive officers are exercisable. This number also excludes the shares of our Series M Preferred Stock.
(3)	The information as to ABRY Mezzanine Partners, L.P. (“ABRY”) and entities controlled directly or indirectly by ABRY is derived in part from Schedule 13D, as filed with the SEC on March 29, 2002 and most recently amended on November 9, 2006, statements required to be filed by ABRY pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by ABRY.
(4)	ABRY does not currently own any shares of common stock. This number represents the number of shares of common stock ABRY would be entitled to receive upon conversion of its Series C Preferred Stock and exercise of its warrants to purchase common stock. ABRY and its affiliated entities currently own 30,000 shares of Series C Preferred Stock convertible, as of December 12, 2006, into approximately 5,898,255 shares of common stock and warrants to purchase an aggregate of 960,000 shares of common stock.
(5)	This number reflects the total number of shares of common stock such holder is entitled to receive upon conversion of its Series C Preferred Stock and exercise of the related warrants. The number of shares into which a share of Series C Preferred Stock is convertible is calculated by dividing its current liquidation preference by the conversion price of $7.61. The liquidation preference is the sum of the liquidation value of the Series C Preferred Stock, currently $1,000, plus any accrued dividends. Currently, dividends compound and accrue daily. Consequently, the number of shares into which the Series C Preferred Stock is convertible increases daily. So long as any of Penton’s 10 3/8% senior subordinated notes due 2011 and 11 7/8% senior secured notes due 2007 remain outstanding, the number of shares of common stock that each of ABRY and its affiliated entities, ABACUS Fund Partners, LP, ABACUS Fund, Ltd. and Sandler Capital Management and its affiliated entities are entitled to receive pursuant to the conversion of their Series C Preferred Stock and exercise of the warrants is limited by the terms of the certificate of designations governing the Series C Preferred Stock and warrant agreements, respectively, to prevent any holder or group of holders of Series C Preferred Stock or warrants from becoming the beneficial owner of more than 35% of the aggregate votes of the outstanding capital stock of Penton entitled to vote in the election of directors. Currently, no holder of Series C Preferred Stock is limited by this provision.
(6)	ABACUS Fund Partners, LP and ABACUS Fund, Ltd. do not currently own any shares of common stock. This number represents the number of shares of common stock they would be entitled to receive upon conversion of their Series C Preferred Stock and exercise of their warrants to purchase common stock. They currently own 5,000 shares of Series C Preferred Stock convertible, as of December 12, 2006, into approximately 981,896 shares of common stock and warrants to purchase an aggregate of 160,000 shares of common stock.
(7)	The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from Schedule 13D/A, as filed with the Securities and Exchange Commission on December 6, 2005, and statements required to be filed by Mr. Gabelli and entities controlled directly or indirectly by Mr. Gabelli pursuant to Section 16(a) of the Exchange Act. Such statement discloses that (i) Mr. Gabelli directly or indirectly controls or is the chief investment officer for each of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities, (ii) Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder, and (iii) with respect to Penton common stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners, unless the aggregate voting interest of all such entities exceeds 25% of Penton’s total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain shares of Penton common stock except 93,383 shares of Penton’s common stock as to which they have no voting power.
(8)	The information as to Sandler Capital Management (“Sandler”) and entities controlled directly or indirectly by Sandler is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on March 28, 2002 and most recently amended on November 3, 2006, and information furnished to Penton separately by Sandler.
(9)	Sandler does not currently own any shares of common stock. This number represents the number of shares of common stock Sandler would be entitled to receive upon conversion of its Series C Preferred Stock and exercise of its warrants to purchase common stock. Sandler and its affiliated entities currently own 15,000 shares of Series C Preferred Stock convertible, as of December 12, 2006, into approximately 2,948,636 shares of common stock and warrants to purchase an aggregate of 480,000 shares of common stock.
(10)	Includes 105,000 shares subject to options currently exercisable or exercisable within 60 days of December 12, 2006.

(11)	Excludes shares of Series M Preferred Stock held by each individual as follows: Mr. Nussbaum (30,000), Mr. Denny (3,750), and Mr. Vice (2,375). The Series M Preferred Stock is entitled to one vote per share voting together with the common stock on all matters presented to the stockholders. The Series M Preferred Stock is not convertible into common stock.
(12)	Ms. Garber and Mr. Yudkoff may be deemed to beneficially own the stock beneficially owned by ABRY and its affiliated entities because of their relationship with ABRY and its affiliated entities and because they were appointed to Penton’s Board of Directors at the request of ABRY. Ms. Garber and Mr. Yudkoff disclaim any beneficial ownership of the shares of stock owned by ABRY and its affiliates.
(13)	Includes 253,500 shares subject to options currently exercisable or exercisable within 60 days of December 12, 2006.
(14)	Mr. Powers may be deemed to beneficially own the stock beneficially owned by Sandler and its affiliated entities because of his relationship with Sandler and its affiliated entities and because he was appointed to Penton’s Board of Directors at the request of Sandler. Mr. Powers disclaims any beneficial ownership of the shares of stock owned by Sandler and its affiliates.
(15)	Includes 75,000 shares subject to options currently exercisable or exercisable within 60 days of December 12, 2006.
(16)	Includes the 6,858,255 shares of common stock that may be deemed to be beneficially owned by Ms. Garber and Mr. Yudkoff, the 3,428,636 shares of common stock that may be deemed to be beneficially owned by Mr. Powers and 433,500 shares subject to options currently held by directors and executive officers exercisable or exercisable within 60 days of December 12, 2006.

Voting Agreement

On November 1, 2006, Parent and ABRY, ABACUS Fund Partners, LP, ABACUS Fund, Ltd., and Sander (collectively, the “Series C Preferred Stockholders”) entered into a voting agreement pursuant to which the Series C Preferred Stockholders (i) agreed to vote (or cause to be voted) all shares of our capital stock held by them and any shares of our capital stock that may be acquired in favor of the merger and the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the consummation of the merger and (ii) entered into an irrevocable proxy appointing Parent and certain of its officers or designees as the sole and exclusive attorneys and proxies of each Series C Preferred Stockholder to vote and exercise all voting and related rights with respect to all of the shares of our capital stock that now are or hereafter may be beneficially owned by the Series C Preferred Stockholders. Although Parent does not currently own any shares of our common stock, it has filed a Schedule 13D with the SEC disclosing that by virtue of the voting agreement, Parent and its affiliates may be deemed to share dispositive power and voting power of the securities held by the Series C Preferred Stockholders. Parent and its affiliates disclaim any beneficial ownership of the securities subject to the voting agreement.

ADJOURNMENT OF THE SPECIAL MEETING

We may ask stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of stockholders entitled to cast a majority of the votes of all issued and outstanding shares of our common and preferred stock present or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class.

Our board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of stockholders. To be considered for inclusion in Penton’s proxy statement for the 2007 annual meeting of stockholders, stockholder proposals must be received at Penton’s offices no later than December 14, 2006. Proposals must be in compliance with Rule 14a-8 under the Exchange Act and Penton’s bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

In addition, Penton’s bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2007 annual meeting of stockholders, such proposal or nomination must be submitted in writing to Penton’s Corporate Secretary at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the 2006 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2007 annual meeting of stockholders (which has not yet been set) and not later than the close of business on the later of (i) the 60th day prior to the 2007 annual meeting of stockholders or (ii) the 10th day following public announcement of the 2007 annual meeting of stockholders.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

Householding of Special Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to our Corporate Communications Department at Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, (216) 931-9551, we will provide a separate copy of this notice and proxy statement. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to our Corporate Communications Department at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the final adjournment of the special meeting:

•	Our Annual Report on Form 10-K for the year ending December 31, 2005 filed with the SEC on March 21, 2006;

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 13, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2006 filed with the SEC on May 15, 2006, for the quarterly period ended June 30, 2006 filed with the SEC on August 14, 2006, and for the quarterly period ended September 30, 2006 filed with the SEC on November 14, 2006; and

•	Our Current Reports on Form 8-K filed with the SEC on March 10, 2006, July 11, 2006, July 21, 2006, November 2, 2006, November 29, 2006 and December 6, 2006.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You can also get more information by visiting our website at www.penton.com. Website materials are not part of this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, Attention: Corporate Communications Department, telephone: (216) 931-9551 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 15, 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

PRISM BUSINESS MEDIA HOLDINGS, INC.,

PRISM ACQUISITION CO.

and

PENTON MEDIA, INC.

Dated as of November 1, 2006

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	29
affiliate	44
Agreement	1
Antitrust Division	33
beneficial owner	44
beneficially owned	44
Board	1
Book-Entry Shares	6
business day	44
Capitalization Date	9
Certificate of Merger	2
Certificates	6
Closing	1
Closing Date	2
COBRA	15
Code	14
Common Stock Per Share Merger Consideration	4
Company	1
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	14
Company Intellectual Property	18
Company Plans	14
Company Requisite Vote	10
Company Securities	9
Company Stock Plans	9
Company Termination Fee	40
Confidentiality Agreement	29
Consent Solicitation	36
Contract	10
control	44
controlled	44
controlled by	44
Costs	31
Credit Agreements	45
Debt Financing	23
Debt Financing Commitments	23
Debt Offer	35
Debt Receipt Failure	40
DGCL	1
Dissenting Shares	5
Effective Time	2
employee benefit plan	14
Employment Agreement	14
Environmental Laws	19
Environmental Permits	19
Equity Financing	23
Equity Financing Commitments	23
ERISA	14

Exchange Act	11
Financial Advisors	17
Financing	24
Financing Commitments	23
Foreign Antitrust Laws	11
FTC	33
generally accepted accounting principles	45
Governmental Entity	11
HSR Act	11
Indemnified Parties	31
Intellectual Property	18
IRS	14
knowledge	45
Leased Real Property	20
Licenses	11
Liens	9
Listed Company Intellectual Property	18
Loan Agreement	45
Marketing Period	2
Material Adverse Effect	8
Material Contract	19
Materials of Environmental Concern	19
Merger	1
Merger Consideration	4
Merger Sub	1
Multiemployer Plan	14
Named Executive Officers	13
Notes	35
Notice of Superior Proposal	30
Offer Documents	35
Option	4
Option Consideration	4
Parent	1
Parent Disclosure Schedule	21
Parent Expenses	40
Parent Plan	31
Parent Termination Fee	40
Paying Agent	5
PBMI	21
Permitted Liens	20
person	45
Preferred Stock	9
Pre-Option Common Stock Allocation	4
Proxy Statement	17
Real Property Lease	20
Representatives	29
Requested Consents	36
Sarbanes-Oxley Act	12
SEC	11
SEC Reports	11

A-iv

Securities Act	11
Senior Secured Indenture	45
Senior Secured Notes	45
Senior Subordinated Indenture	45
Senior Subordinated Notes	45
Series C Preferred Stock	3
Series C Preferred Stock Per Share Merger Consideration	3
Series M Preferred Stock	3
Series M Preferred Stock Per Share Merger Consideration	3
Shares	3
Special Committee	1
Specified Person	41
Specified SEC Reports	8

Stockholders Meeting	28
subsidiaries	45
subsidiary	45
Superior Proposal	30
Surviving Corporation	1
Tax Return	17
Taxes	17
Termination Date	38
Total Allocable Proceeds	4
Total Common Stock Proceeds	4
Total Series C Preferred Stock Proceeds	4
Total Series M Preferred Stock Proceeds	4
under common control with	44
Warrants	9

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2006 (this “Agreement”), among Prism Business Media Holdings, Inc., a Delaware corporation (“Parent”), Prism Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Penton Media, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”), with the recommendation of the special committee of the Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, for the Company to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York, as soon as practicable, but in no event later than the earlier of (i) the later of (A) the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) and (B) the Termination Date (as defined below) and (ii) the tenth business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that Parent and Merger Sub shall not be required to effect the Closing prior to the final day of the Marketing Period. For purposes of this Agreement, the “Marketing Period” shall mean the period of 20 consecutive business days after the date the Proxy Statement is first mailed to the Company’s shareholders. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings required under the DGCL in connection with the Merger.

Section 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (provided that the form and substance thereof shall be reasonably acceptable to the Company), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) Each share of capital stock of the Company (collectively, the “Shares”) held in the treasury of the Company and each Share owned by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time automatically shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive the Common Stock Per Share Merger Consideration (as defined below), payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes;

(d) Each share of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash (the “Series C Preferred Stock Per Share Merger Consideration” applicable to such Share) equal to that portion of the Total Series C Preferred Stock Proceeds (as defined below) allocable thereto, as determined in accordance with written instructions delivered at or prior to the Closing to the Company by or on behalf of the holders of all of the issued and outstanding shares of Series C Preferred Stock, payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes; and

(e) Each share of Series M Preferred Stock, par value $0.01 per share, of the Company (the “Series M Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series M Preferred Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash (the “Series M Preferred Stock Per Share Merger Consideration” applicable to such Share) equal to the amount to which the holder thereof would be entitled pursuant to Sections 3 and 4 of the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock, as in effect immediately prior to the Effective Time, payable to the holder thereof, without interest, upon surrender of such Share in the manner provided in Section 2.4, less any required withholding Taxes.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Common Stock Per Share Merger Consideration” shall mean an amount in cash equal to the quotient of (i) the Total Common Stock Proceeds divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Merger Consideration” shall mean an aggregate of $194,200,000 in cash or, when used with respect to a specified Share or Option, shall mean the portion of such aggregate amount that is allocable to such Share or Option in accordance with this Section 2.1 and Section 2.2.

“Pre-Option Common Stock Allocation” shall mean the sum of: (i) the greater of (A) $14,000,000 and (B) 12.75% of the first $135,000,000 (or less) of the Total Allocable Proceeds; plus (ii) 15% of the next $10,000,000 (or less) of the Total Allocable Proceeds in excess of $135,000,000, if any; plus (iii) 25% of the next $40,000,000 (or less) of the Total Allocable Proceeds in excess of $145,000,000, if any; plus (iv) 20% of the Total Allocable Proceeds in excess of $185,000,000, if any.

“Total Allocable Proceeds” shall mean the Merger Consideration minus the Total Series M Preferred Stock Proceeds.

“Total Common Stock Proceeds” shall mean the Pre-Option Common Stock Allocation minus one-half of the aggregate Option Consideration payable in respect of Options pursuant to Section 2.2.

“Total Series C Preferred Stock Proceeds” shall mean the Total Allocable Proceeds minus the Pre-Option Common Stock Allocation minus one-half of the aggregate Option Consideration payable in respect of Options pursuant to Section 2.2.

“Total Series M Preferred Stock Proceeds” shall mean the aggregate sum of the Series M Preferred Stock Per Share Merger Consideration for all shares of Series M Preferred Stock issued and outstanding immediately prior to the Effective Time.

Section 2.2 Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each option to purchase shares of Company Common Stock (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled in exchange for the right to receive the Option Consideration (as defined below), and the holder thereof shall be entitled to receive, at the Effective Time from the Company, or thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Common Stock Per Share Merger Consideration over the exercise price per Share previously subject to such Option, payable to the holder thereof, without interest, in the manner provided in Section 2.4, less any required withholding Taxes; provided that if the exercise price per share of any such Option is equal to or greater than the Common Stock Per Share Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing Date, the Company shall take or cause to be taken any and all actions reasonably necessary and in accordance with the provisions of applicable Company Stock Plans to give effect to the treatment of the Options pursuant to this Section 2.2.

Section 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration therefor, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the applicable Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b) The Company shall give Parent (i) notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights in respect of any Dissenting Share other than for an amount equal to or less than the applicable Merger Consideration therefor.

Section 2.4 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company (which may be the Company’s transfer agent) to act as paying agent for the stockholders of the Company (and, to the extent any Option Consideration is not paid at the Effective Time, shall appoint the same or such other agent reasonably acceptable to the Company to act as paying agent for the holders of Options) in connection with the Merger (as the case may be, the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to (and, to the extent applicable, the Option Consideration to which the holders of Options shall become entitled upon cancellation thereof pursuant to) this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b) and Section 2.4(c). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the stockholders of the Company or the holders of Options and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company and, if applicable, the holders of Options in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time, but in any event within three business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the applicable Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of such applicable Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such applicable Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration therefor as contemplated by this Article II.

(c) All payments with respect to Options that are cancelled pursuant to Section 2.2, to the extent not made at the Effective Time, shall be made by the Paying Agent as soon as reasonably practicable (but in no event later than five (5) days after the Effective Time) from funds deposited by or at the direction of Parent to pay such amounts in accordance with 2.4(a).

(d) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest, income or profits received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, Book-Entry Shares or Options and, after such funds have been delivered to the Surviving Corporation, such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares or with respect to the Option Consideration payable with respect to their cancelled Options. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the applicable Merger Consideration therefor and the payment of Option Consideration. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

(e) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f) Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares or Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options, as the case may be, in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation or the Paying Agent, as the case may be.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Surviving Corporation, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub on or prior to the execution of this Agreement (the “Company Disclosure Schedule”) and except as disclosed in the Company’s Annual Reports on Form 10-K and the Company’s Quarterly Reports on Form 10-Q included among the SEC Reports (as defined below) filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections of any such SEC Reports) (collectively, the “Specified SEC Reports”):

Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” shall mean any effect, event, circumstance or change that, individually or in the aggregate, results in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, or any effects, events, circumstances or changes relating thereto or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) general economic conditions (including conditions in the stock markets or other capital markets) or developments or changes therein, (ii) conditions in the industry in which the Company and its subsidiaries operate or developments or changes therein, (iii) any change in the market price or trading volume of the Company Common Stock after the date hereof (provided that the underlying causes of such change shall be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iv) the existence, announcement or performance of this Agreement or the transactions contemplated hereby, including compliance by the Company with its covenants and agreements contained in this Agreement, (v) any actions taken or omitted to be taken by Parent or Merger Sub or their respective affiliates, (vi) any change in applicable law or accounting regulation or principle effected after the date hereof, (vii) failure by the Company or any of its subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the underlying causes of such failure shall be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect) or (viii) acts of God, national or international hostilities, war (whether or not declared) or terrorism; except, in the cases of clauses (i), (ii), and (viii) above, if such effect, event, circumstance or change disproportionately impacts the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate.

Section 3.2 Certificate of Incorporation and By-laws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company as currently in effect, and the certificate of incorporation, by-laws or similar organizational documents of the Company’s subsidiaries as currently in effect. Such certificates of incorporation, by-laws and other organizational documents of the Company and its subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company and its subsidiaries. None of the Company and its subsidiaries is in violation of any provisions of its certificate of incorporation, by-laws or other organizational documents in any material respect.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 155,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which (x) 50,000 of such shares are designated as Series C Convertible Preferred Stock and (y) 150,000 of such shares are designated as Series M Preferred Stock. As of October 31, 2006 (the “Capitalization Date”), (i) 34,511,869 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 50,000 shares of Series C Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) 73,500 shares of Series M Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iv) no other shares of Preferred Stock were outstanding, (v) an aggregate of 1,600,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants (“Warrants”) and (vi) an aggregate of 1,140,625 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Options issued pursuant to the Company’s 1998 Equity Performance and Incentive Plan or its 1998 Director Stock Option Plan, in each case as amended (collectively, the “Company Stock Plans”). Section 3.3 of the Company Disclosure Schedule sets forth a true, correct and complete list of each holder of any Warrants. From the close of business on the Capitalization Date until the date of this Agreement, no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms. Except as set forth above and except for Options granted under the Company Stock Plans after the close of business on the Capitalization Date: (A) there are no outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any subsidiary thereof or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company or any subsidiary thereof (collectively, “Company Securities”); (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any subsidiary thereof to which the Company or any of its subsidiaries is a party. Without limiting the generality of the foregoing, there are no stock appreciation, phantom equity or other equity-based right to which the Company or any of its subsidiaries is a party that has a value based on the capital stock of the Company or any such subsidiary. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable where such concepts are legally applicable and all such shares are owned by one or more of the Company and its wholly-owned subsidiaries and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”), except as imposed by virtue of the Credit Agreements (as defined below).

Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the stockholder approval described in the next sentence, to consummate the transactions contemplated hereby. Assuming the accuracy of Parent’s representations and warranties in Section 4.10, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by (i) the holders of at least a majority in combined voting power of the outstanding Shares, (ii) the holders of at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock, and (iii) the holders of at least a majority of the outstanding shares of Company Common Stock (excluding for purposes of this clause (iii) any shares held of record or beneficially owned by any holders of Series C Preferred Stock or Series M Preferred Stock or by Parent) present in person or represented by proxy at the Stockholders Meeting, entitled to vote on such adoption and voting thereon (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Board, with the recommendation of the Special Committee with respect to the holders of Company Common Stock, has approved and declared advisable this Agreement and the transactions contemplated hereby. The only votes of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated by this Agreement are the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6 Compliance. (a) Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed by the Company since such date, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied, and the Company’s periodic SEC Reports to be filed during the current fiscal year will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, and none of the Company’s periodic SEC Reports to be filed during the current fiscal year will contain, excluding in each case, solely for purposes of this sentence, any exhibits thereto, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2006 have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

(c) Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) The Company has designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

(e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) As of the date hereof, the Company has no knowledge of any material weaknesses in the design or operation of internal controls over financial reporting. There is no reason to believe that the Company’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.

(g) Neither the Company nor any of its subsidiaries has or is subject to any liabilities of any nature that would be required by generally accepted accounting principles to be reflected on an audited consolidated balance sheet (or in the notes thereto) of the Company and its subsidiaries prepared to meet the requirements for inclusion in an Annual Report on Form 10-K, except liabilities that (i) are accrued or reserved against in the balance sheet included in the Quarterly Report on Form 10-Q most recently filed by the Company prior to the date hereof, (ii) were incurred in the ordinary course of business since the Quarterly Report on Form 10-Q most recently filed by the Company with the SEC, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2005, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been: (i) any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company; (iii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries; (iv) prior to the date of this Agreement or, except as permitted by Section 5.1, on or after the date hereof, (x) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation or fringe benefits, except for increases to the extent required under any Company Plan or employment agreement or as required by law or increases in the ordinary course of business with respect to employees who are not (A) directors or (B) “named executive officers” (as that term is used in Item 402 of Regulation S-K under the Securities Act) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC (the “Named Executive Officers”), (y) any granting to any director, officer or employee of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting or severance agreement or arrangement with any director, officer or employee of the Company or its subsidiaries, or any material amendment of any Company Plan; (v) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (vi) prior to the date of this Agreement, any material income Tax election changed or rescinded by the Company or any of its subsidiaries or any settlement or compromise of any material income Tax liability by the Company or any of its subsidiaries; or (vii) prior to the date of this Agreement, any material change in income Tax accounting principles by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.

Section 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any director or executive officer of the Company.

Section 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other material employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and change of control, equity purchase, compensation (of any nature), termination, retention or severance agreement, plan, program, policy, or arrangement (in each case whether written or oral) contributed to, sponsored or maintained by the Company or any member of its “controlled group” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code for the benefit of any current, former or retired employee or officer of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”) or director or independent contractor thereof. The Company shall also provide a list of each material employment agreement and each material consulting agreement to which the Company or any of its subsidiaries is a party (each an “Employment Agreement”) in Section 3.10(a) of the Company Disclosure Schedule.

(b) With respect to each Company Plan and each Employment Agreement, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) all related trust or custodial agreements or other funding instruments, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) all summary plan descriptions, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material communications received from or sent to the IRS, Department of Labor or the Pension Benefit Guarantee Corporation.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Employment Agreement has been established and administered in accordance with its terms and in compliance with applicable laws, rules and regulations.

(d) Section 3.10(d) of the Company Disclosure Schedule contains a true and complete list of each Multiemployer Plan with respect to which the Company or any of its subsidiaries has any liability or contributes or had an obligation to contribute, which remains unsatisfied as of the date hereof. With respect to each such Multiemployer Plan, neither the Company nor any of its subsidiaries has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Plan and each Employment Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) Neither the Company nor any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code, has ever participated in or has any liability with respect to any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company Plans that is a defined benefit plan subject to Title IV of ERISA or Section 412 of the Code or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of December 31, 2005, and the Company does not reasonably expect to incur any such accumulated funding deficiency as of December 31, 2006. The Company has made available to Parent a copy of the most recent actuarial valuation with respect any employee benefit pension plan subject to Title IV of ERISA. The facts underlying such valuation related to the participant census and the plan provisions remain true and correct with respect to such valuation as of the date hereof. No Company Plan is (x) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA or (y) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any subsidiary thereof has incurred, or reasonably expects to incur, any material liability (including as a result of any indemnification obligation) under Section 501 or 502 of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans.

(g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification or exemption.

(h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not, either alone or in combination with other events, (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or director of the Company or any subsidiary thereof, or (ii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(i) Each Company Plan or Employment Agreement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in a good faith effort to comply with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder.

(j) No Company Plan or Employment Agreement provides health or other welfare benefits to former employees of the Company or any of its subsidiaries other than as required by Part 6 of Title I of ERISA (“COBRA”).

Section 3.11 Labor and Employment Matters. As of the date of this Agreement, there are no unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement, or work rules or practices agreed to with any labor organization or employee association, and there are not, to the knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its subsidiaries.

Section 3.12 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) no written notice of cancellation or termination has been received with respect to any such policy.

Section 3.13 Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its subsidiaries has filed all Tax Returns that it was required to file, (ii) all Taxes owed by the Company and its subsidiaries (whether or not shown on any Tax Return) have been paid, (iii) each of the Company and its subsidiaries has withheld and paid all Taxes (and timely filed Forms W-2 and 1099) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (iv) there is no dispute or claim concerning any Tax liability of any of the Company and its subsidiaries claimed or raised by any authority in writing, (v) none of the Company and its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (vi) none of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that obligates it to make any payments that will not be deductible under Code Sec. 162(m), (vii) none of the Company and its subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (viii) the unpaid Taxes of the Company and its subsidiaries (A) did not as of the date of the most recent financial statements contained in the SEC Reports filed prior to the date hereof exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet contained in such financial statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing (excluding transactions or events occurring on the Closing Date after the Closing and excluding any Taxes arising in connection with this Agreement or the transactions contemplated hereby) in accordance with past custom and practice of the Company and its subsidiaries in filing their Tax Returns (unless, in the case of clauses (A) and (B), such Taxes are being contested in good faith), (ix) none of the Company and its subsidiaries has been the distributing corporation with respect to a transaction described in Code Section 355 within the three-year period ending on the date of this Agreement and (x) none of the Company and its subsidiaries is currently a party to any Tax allocation or Tax sharing agreement or has an obligation to make a payment under such an agreement.

(b) For purposes of this Agreement, “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.14 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, any of their respective affiliates or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.15 Opinions of Financial Advisors. Allen & Company LLC has delivered to the Special Committee its written opinion, dated as of November 1, 2006, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the applicable Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock generally and in relation to the holders of Preferred Stock, it being understood and agreed that neither Parent nor Merger Sub shall have any right to rely on or otherwise with respect to such opinion. Credit Suisse Securities (USA) LLC has delivered to the Board its written opinion, dated as of November 1, 2006, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the applicable Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view to such holders, it being understood and agreed that neither Parent nor Merger Sub shall have any right to rely on or otherwise with respect to such opinion. Allen & Company LLC and Credit Suisse Securities (USA) LLC are collectively referred to in this Agreement as the “Financial Advisors”.

Section 3.16 Brokers. No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has made available to Parent true and complete copies of all agreements with the Financial Advisors, which such agreements have not been amended or modified in any material respect.

Section 3.17 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 3.18 Intellectual Property. (i) Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all U.S. registered trademarks and applications, all foreign registered trademarks and applications in such foreign jurisdictions as the Company or any of its subsidiaries is organized, all U.S. and foreign registered domain names and all trademarks, trade names and servicemarks that are neither registered nor subject to an application in the United States or in any such foreign jurisdiction, in each case, that are owned by the Company or any of its subsidiaries and that are material to their businesses, taken as a whole, as currently conducted (collectively, the “Listed Company Intellectual Property”), and (ii) one or more of the Company and its subsidiaries is the owner of all right, title and interest in and to each item of the Listed Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no action, suit, proceeding or claim is pending or, to the knowledge of the Company, is threatened, by any person alleging that the businesses of the Company and its subsidiaries as currently conducted infringe or misappropriate any patent, invention, copyright, software, trademark, service mark, domain name, trade name, trade dress, trade secret or other intellectual property right of any kind or nature (“Intellectual Property”) of a third party, (ii) there are no pending claims asserted or threatened by the Company or any of its subsidiaries of infringement or misappropriation by a third party of any Intellectual Property of the Company and its subsidiaries that is necessary for the businesses of the Company and its subsidiaries as currently conducted, including each item of Listed Company Intellectual Property (the “Company Intellectual Property”) and (iii) the Company does not use any other Intellectual Property that is material to its business except pursuant to the valid license or authority of a third party having lawful rights thereto. To the knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates any Company Intellectual Property.

Section 3.19 Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.19 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the environment, including ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.20 Contracts. (a) As of the date hereof, except for this Agreement and for Contracts filed or incorporated by reference in or as exhibits to the Specified SEC Reports filed prior to the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area that is material to the Company and its subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 90 days or less; (iii) with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); or (iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iv) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.21 Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person beneficially owning 5% or more of the outstanding Company Common Stock (including for this purpose shares of Company Common Stock issuable upon conversion of any outstanding shares of Preferred Stock), or any immediate family member or affiliate of any of the foregoing persons, is a party to any material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

Section 3.22 Properties. (a) Real Property. Neither the Company nor any of its subsidiaries owns any real property. True and complete copies of all agreements under which the Company or of its subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) with respect to all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) that have not been terminated or expired as of the date hereof have been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its subsidiaries has valid leasehold estates in all Leased Real Property free and clear of all Liens, except as imposed by virtue of the Credit Agreements and except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (C) Liens affecting the interest of the grantor of any easements benefiting Leased Real Property, (D) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection (collectively, “Permitted Liens”), (ii) the Company or one of its subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases, (iii) none of the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof, other than the Real Property Leases, and (iv) each Real Property Lease is in full force and effect, and there is no material default under any Real Property Lease either by the Company or any subsidiary thereof party thereto or, to the Company’s knowledge, by any other party thereto, which default continues on the date hereof.

(b) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and its subsidiaries in connection with the conduct of the business of the Company and its subsidiaries, free and clear of all Liens, except as imposed by virtue of the Credit Agreements and except for Permitted Liens, and (ii) all tangible personal property is in good condition, ordinary wear and tear excepted.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that (i) neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby and (ii) neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent own beneficially and of record (i) all of the outstanding capital stock of Merger Sub, free and clear of all Liens and (ii) all of the outstanding capital stock of Prism Business Media, Inc., a Delaware corporation (“PBMI”), free and clear of all Liens except as imposed by virtue of the documents relating to PBMI’s existing credit arrangements. Prior to the date hereof, Parent has provided to the Company the name of its “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

Section 4.2 Certificate of Incorporation and By-Laws. Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as currently in effect. Such certificate of incorporation and by-laws of each of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or by-laws in any material respect.

Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the stockholder approval described in the next sentence, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.4 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the applicable requirements of Foreign Antitrust Laws and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain will not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.5 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that will not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that will prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.7 Brokers. No broker, finder or investment banker (other than DeSilva & Phillips, LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.8 Financing. Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of October 30, 2006, among UBS Loan Finance LLC, UBS Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., General Electric Capital Corporation, Prism Business Media Holdings Inc. and Prism Business Media Inc. (the “Debt Financing Commitments”), pursuant to which the lenders set forth therein have agreed to lend, subject to the conditions contained therein, the amounts set forth therein (the “Debt Financing”), and (ii) the equity commitment letter, dated as of October 31, 2006, between Wasserstein Partners LP and Parent (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Equity Investor (as defined therein) has committed to invest, subject to the conditions contained therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, and each for the purposes of consummating the transactions contemplated by this Agreement, the “Financing”). None of the Financing Commitments has been amended or modified except to the extent permitted by this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the Merger Consideration and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments and to pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub on the Closing Date.

Section 4.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

Section 4.10 Ownership of Shares. Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since October 1, 2003, neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any Shares, as those terms are defined in Section 203 of the DGCL.

Section 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that (i) none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby and (ii) none of Parent, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated or permitted by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed, other than consent with respect to actions prohibited by Sections 5.1(c) or (d) below, which such consent may be withheld or delayed in Parent’s sole discretion):

(a) amend or otherwise change its certificate of incorporation or by-laws or any similar organizational documents;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries, except for (A) the issuance of Shares upon the exercise of Options or Warrants, in each case, in accordance with the terms of any applicable Company Plan and (B) the grant of Options (and issuances of Shares pursuant thereto) in the ordinary course of business to attract or retain Employees;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries, except for any dividend or distribution by a subsidiary of the Company;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by holders of Options in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options pursuant to the terms of a Company Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)(i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and its subsidiaries taken as a whole, other than purchases of inventory and other assets in the ordinary course of business; (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and its subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to Contracts existing on the date hereof; (iii) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any Contract that is or would be a Material Contract; or (iv) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1 of the Company Disclosure Schedule;

(f) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person with respect to indebtedness for borrowed money, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g) lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material easement affecting and/or transfer any interest in any material Leased Real Property, or materially amend, extend or terminate any leasehold interest in any material Leased Real Property;

(h) except as contemplated by Section 6.6 or except to the extent (A) required under any Company Plan or employment agreement, in each case as in effect as of the date hereof or as in effect thereafter in conformity with this Section 5.1 or (B) as required by applicable law, (i) increase the compensation or benefits of any of its directors, officers, employees or consultants (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or Named Executive Officers or with respect to any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) generally applicable to all employees), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any material employment, consulting or severance agreement or arrangement with any of its present or former directors, officers, other employees or consultants or, except with respect to compensation or benefits in a manner not inconsistent with clause (i) above, establish, adopt, enter into or amend in any material respect or terminate any material Company Plan or (iv) fail to make any material required contribution to any Company Plan;

(i) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(j) other than in the ordinary course of business or as required by applicable law, (i) change or rescind any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual income Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund, (vii) waive or extend the statute of limitations in respect of any material Tax (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or (viii) make any material change in income Tax accounting principles;

(k) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any subsidiary thereof, on the one hand, and (ii) any Affiliate of the Company (other than the subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(l) settle or compromise any material litigation other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, but not, in any individual case, in excess of $250,000 (net of any applicable proceeds of insurance) or in a manner that would prohibit or materially restrict the Company from operating as it has historically; or

(m) agree to take any of the actions described in subsections (a) through (l) of this Section 5.1.

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that will, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholders Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (including any postponement or adjournment thereof, the “Stockholders Meeting”), (ii) include in the Proxy Statement the recommendation of the Board, with the recommendation of the Special Committee with respect to the holders of Company Common Stock, that the stockholders of the Company vote in favor of the adoption of this Agreement and (iii) use its reasonable best efforts to obtain the Company Requisite Vote; provided that, notwithstanding any provision of this Agreement to the contrary, the Board or, with respect to the holders of Company Common Stock, the Special Committee, may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with its outside legal counsel, that the taking of such action would be required pursuant to the fiduciary duties of the Board or the Special Committee, respectively.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

Section 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall provide copies of drafts of the Proxy Statement to Parent and shall permit Parent and its designated counsel a reasonable period to review and comment on such drafts prior to the filing thereof with the SEC. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide copies thereof to Parent. The Company shall consult with and consider in good faith the comments and other input of Parent and its designated counsel with respect to the Proxy Statement (including with respect to any comments thereto from the SEC).

Section 6.3 Resignation of Directors. At the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, to the extent specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

Section 6.4 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 7, 2006, between the Company and Wasserstein Partners LP (the “Confidentiality Agreement”) as if each of Parent and Merger Sub were, for all purposes thereof, in addition to Wasserstein Partners LP, parties thereto receiving Evaluation Materials (as defined therein) under such Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.5 Acquisition Proposals. (a) The Company agrees that (i) it and its officers and directors shall not, (ii) its subsidiaries and its subsidiaries’ officers and directors shall not and (iii) it shall ensure that its and its subsidiaries’ employees, agents, advisors (including financial advisors) and other representatives (“Representatives”) shall not, directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its subsidiaries representing 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person in connection with an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent (i) the taking and disclosing to the Company’s stockholders of a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or the making of any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Board nor the Special Committee may fail to make or withdraw, modify or change in a manner adverse to Parent, its recommendation of this Agreement or the Merger unless permitted by Section 6.1(a)), (ii) the provision of access to the properties, books and records of the Company and its subsidiaries and the provision of information or data in response to a request therefor by a person who has made a bona fide Acquisition Proposal not solicited in violation of this Section 6.5(a) if the Company receives from the person so requesting such information an executed confidentiality agreement containing terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and it being understood that the Company may not amend, waive or modify the standstill provision of any such confidentiality agreement unless it similarly amends, waives or modifies the standstill provision in the Confidentiality Agreement, (iii) the engagement in any negotiations or discussions with any person who has made a bona fide Acquisition Proposal not solicited in violation of this Section 6.5(a), or (iv) (A) the withdrawal, modification or change in any adverse manner of the approval or recommendation of this Agreement by the Board or the Special Committee (which shall be permitted only to the extent permitted by Section 6.1(a)) or (B) the approval or recommendation of a bona fide Acquisition Proposal not solicited in violation of this Section 6.5(a), if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv)(B), the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, (x) that that the taking of such action would be required pursuant to the fiduciary duties of the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, and (y) that such Acquisition

Proposal constitutes or could reasonably be expected to lead to a Superior Proposal. A “Superior Proposal” shall mean an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement. The Company agrees that (i) it and its officers and directors will, (ii) its subsidiaries and its subsidiaries’ officers and directors will and (iii) it shall ensure that its and its subsidiaries’ Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (and in any event within one business day of receipt thereof) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms thereof. The Company shall keep Parent informed on a timely basis as to the status of any discussions or negotiations with respect to any Acquisition Proposal, and shall provide to Parent any due diligence information that is provided in connection with such Acquisition Proposal that has not been provided to Parent.

(b) Notwithstanding anything in this Section 6.5 to the contrary, if at any time prior to the Effective Time the Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide Acquisition Proposal not solicited in violation of Section 6.5(a), that such proposal is a Superior Proposal, (i) the Company may terminate this Agreement, (ii) the Board or the Special Committee may approve or recommend such Superior Proposal to the stockholders of the Company, and/or (iii) immediately prior to or concurrently with the termination of this Agreement, the Company may enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal; provided, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.5(b) unless (A) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal (it being understood that neither the delivery of a Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Parent to terminate this Agreement pursuant to Section 8.1(e)), and (B) Parent does not, within three business days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the Board and, if applicable, the Special Committee with respect to the holders of Company Common Stock, in good faith after consultation with their respective outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such three business day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

Section 6.6 Employment and Employee Benefits Matters. (a) Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee base compensation and benefits that are substantially comparable, in the aggregate, to the base compensation and benefits maintained for and provided to such Company Employee immediately prior to the Effective Time; provided, however, subject to compliance with the foregoing, that nothing herein shall (i) prevent the amendment or termination of any Company Plan or any Employment Agreement or (ii) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) use commercially reasonable efforts to cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

(c) This Section 6.6 is not intended to confer any rights or remedies upon any person other than the parties to this Agreement.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any such person may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each (as of the Effective Time) present and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or joint ventures, including without limitation matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each (as of the Effective Time) former or present director and officer than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms at least as favorable, in the aggregate, as the Company’s current policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums pursuant to this Section 6.7(c) of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance. The Company represents that such current annual premiums amount is $639,000. Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.

Section 6.8 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including the satisfaction by the Company of any and all notice obligations with respect to the holders of any capital stock, Options or Warrants of the Company (or the receipt by the Company of the requisite waivers thereof).

(b) In furtherance and not in limitation of the provisions of subsection (a) above, Parent, Merger Sub and the Company shall as promptly as reasonably practicable and in any event within ten business days of the date hereof duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested under the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8. Each of Parent and the Company shall (i) promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (iii) not participate, or permit their affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (iv) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (v) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the covenants of the parties contained in subsections (a) and (b) of this Section 6.8, Parent and the Company shall use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the Closing.

Section 6.9 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its reasonable best efforts to consult with the other party before it issues any such press release or makes any such public statement.

Section 6.10 Parent Financing. (a) Prior to the Closing, the Company shall provide, and shall cause its subsidiaries to, and shall use its reasonable efforts to cause the respective officers, employees and other Representatives, including legal and accounting advisors, of the Company and its subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using reasonable best efforts to furnish Parent, Merger Sub and their Debt Financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing and (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Financing; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation.

(b) Parent and Merger Sub shall use, and shall cause their affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing, including in the case of the Debt Financing using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions to obtaining the Financing set forth therein to be fulfilled by Parent and Merger Sub (including by consummating the Equity Financing contemplated by the Equity Financing Commitments), (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments and (iv) consummate the Financing at or prior to the time at which Parent and Merger Sub shall be required to effect the Closing. Parent shall keep the Company informed in reasonable detail and on a reasonably current basis of the status of its efforts to arrange the Debt Financing. Neither Parent nor Merger Sub shall agree to or permit any amendment, modification, supplement, replacement or waiver (other than a waiver of a condition to the Financing) of any of the Financing Commitments or the definitive agreements relating to the Financing, in each case, without the Company’s prior written consent, except as would not materially impair or delay the consummation of the Financing and is not, individually or in the aggregate, otherwise material. Notwithstanding anything in this Agreement to the contrary, in no event shall obtaining any or all of the Financing be a condition to the obligations of Parent and Merger Sub to effect the Closing.

Section 6.11 Termination of Warrants. The Company, Parent, Merger Sub and each holder of outstanding Warrants have entered into an agreement providing for the termination at the Effective Time of each of the Warrants that is outstanding and unexercised as of the Effective Time, a fully executed copy of which has been delivered by the Company to Parent and Merger Sub on or prior to the execution of this Agreement, and each such Warrant shall terminate in accordance therewith as of the Effective Time.

Section 6.12 Debt Tender. (a) On such date designated by Parent (which shall be at least three business days after the date on which the Company received such notice from Parent), the Company shall commence a tender offer and Consent Solicitation (each, a “Debt Offer”) for (i) all of the outstanding Senior Secured Notes and (ii) all of the outstanding Senior Subordinated Notes (the Senior Secured Notes and the Senior Subordinated Notes, collectively, the “Notes”) upon the terms and conditions set forth in writing by Parent and as set forth in this Section 6.12, and otherwise in compliance with law and SEC rules and regulations, and Parent and Merger Sub shall provide all cooperation reasonably requested by the Company in connection therewith.

(b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with each Debt Offer, including the offer to purchase, related letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with each Debt Offer shall be subject to the prior review and comment by each of the Company and Parent and shall be reasonably acceptable to each of them. The Company, Parent and Merger Sub shall cooperate in connection with each Debt Offer in order to cause the consent date under the Consent Solicitation and initial settlement of such Debt Offer to occur simultaneously with the Closing. The Company shall, and shall cause its applicable subsidiaries to, waive any of the conditions to each Debt Offer (other than that the conditions to the consummation of the Merger shall have been satisfied or waived and that there shall be no order or injunction prohibiting consummation of such Debt Offer) as may be reasonably requested by Parent and shall not, without the consent of Parent, waive any condition to such Debt Offer or make any changes to the terms and conditions of such Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of such Debt Offer requested by Parent that decreases the price per Note payable in such Debt Offer or imposes conditions to the Debt Offer in addition to those previously set forth in writing by Parent in accordance with the foregoing Section 6.12(a) that are materially adverse to holders of the Notes, unless such change is approved by the Company in writing. If, at any time prior to the completion of the Debt Offer, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by the Company to the holders of the Notes. Notwithstanding anything to the contrary in this Section 6.12, the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the Debt Offer. To the extent that the provisions of any applicable law conflict with this Section 6.12(b), the Company shall comply with the applicable law and shall not be deemed to have breached its obligations hereunder by such compliance.

(c) Promptly upon the receipt of the Requested Consents with respect to the Senior Secured Indenture and the Senior Subordinated Indenture, respectively, the Company shall enter into a supplemental indenture reflecting the amendments to each of the Senior Secured Indenture and the Senior Subordinated Indenture, respectively, approved by such Requested Consents and will use its reasonable best efforts to cause the respective indenture trustee to promptly enter into the respective supplemental indenture; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable Debt Offer. The closing of each Debt Offer shall be conditioned on the simultaneous occurrence of the Closing. Simultaneously with the Closing and in accordance with the terms of the Debt Offers, Parent shall provide to the Company the funds necessary to consummate the Debt Offers and Consent Solicitation and the Company shall accept for purchase and use such funds to purchase the Notes tendered in the Debt Offers.

(d) If requested by Parent, the Company shall enter into one or more customary dealer-manager agreements with such persons as Parent shall reasonably request.

(e) For purposes of this Agreement, (i) “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the Notes and (ii) “Requested Consents” shall mean (x) with respect to the Senior Secured Notes, such consents of the holders of Senior Secured Notes as are required under the Senior Secured Indenture to approve the amendments thereto set forth in writing by Parent in accordance with the foregoing Section 6.12(a) and (y) with respect to the Senior Subordinated Notes, such consents of the holders of the Senior Subordinated Notes as are required under the Senior Subordinated Indenture to approve the amendments to the Senior Subordinated Indenture set forth in writing by Parent in accordance with the foregoing Section 6.12(a).

(f) In the event that this Agreement is terminated pursuant to Section 8.1 other than as a result of a breach of this Agreement by the Company, then Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company or its subsidiaries in connection with the Debt Offers and shall indemnify the Company for any liabilities incurred by the Company pursuant to the Debt Offers, except to the extent that the Company’s actions are or were inconsistent with the proper instructions of Parent or the terms of this Section 6.12.

(g) In the event that this Agreement is terminated, the Company shall have the right to modify and/or terminate either or both of the Debt Offers without Parent’s consent.

Article VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar qualifications contained therein or with respect thereto, except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in subsections (a) and (b) of this Section 7.1 have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material”, “materially”, “in all material respects”, “material adverse effect” or similar qualifications contained therein or with respect thereto, except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and will not have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Parent or Merger Sub) has failed to take such actions with respect thereto as are required to comply with Section 6.8;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2007 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before such date solely as a result of the failure of the Marketing Period to have been completed on or before such date, then the Termination Date shall be extended to the final day of the Marketing Period; provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Parent or Merger Sub) or the failure of such party (or, in the case of Parent, Parent or Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that any condition set forth in subsection (a) or (b) of Section 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) in accordance with, and subject to the terms and conditions of, Section 6.5(b);

(e) by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that any condition set forth in subsection (a) or (b) of Section 7.2 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if (A) the Board shall have failed to make, withdrawn, modified or changed (it being understood and agreed that a communication to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not, in and of itself, be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (B) the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or (C) the Board or, if applicable, the Special Committee with respect to the holders of Company Common Stock, shall have resolved to effect any of the foregoing; or

(f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting, this Agreement shall not have been adopted by the Company Requisite Vote.

Section 8.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto with respect to this Agreement, except with respect to the provisions of Section 6.4(b), Section 6.9, the final sentence of Section 6.10(a), Section 6.12(f), this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided, however, that, subject to such provisions, nothing herein shall relieve any party hereto from liability for any willful and material breach hereof.

(b) In the event that (i) this Agreement is terminated (A) by the Company pursuant to Section 8.1(d)(ii) or (B) by Parent pursuant to Section 8.1(e)(ii) within ten days of the event giving Parent the right to so terminate, or (ii) (A) after the date of this Agreement and prior to the Stockholders Meeting, a bona fide Acquisition Proposal shall have been publicly made to the Company generally or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known and shall not have been withdrawn, (B) thereafter, this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) and (C) within twelve months after such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Acquisition Proposal, then the Company shall pay to Parent an amount equal to five percent (5%) of the Merger Consideration (the “Company Termination Fee”) by wire transfer of same day funds (1) in the case of a payment required by clause (i)(A) above, at or prior to the date of termination of this Agreement, (2) in the case of a payment required by clause (i)(B) above, as promptly as reasonably practicable (but in any event within two business days) following the date of termination of this Agreement and (3) in the case of a payment required by clause (ii) above, on the earliest date that the Company enters into definitive agreements with respect to, or consummates the transactions contemplated by, an Acquisition Proposal referred to in clause (ii)(C) above. For purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.5(a), but with all percentages therein increased to 50%.

(c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f), and no amount is payable to Parent pursuant to Section 8.2(b), then the Company shall pay to Parent an amount equal to the sum of all Parent Expenses up to $1,942,000 of such Parent Expenses in the aggregate. For purposes of this Agreement, “Parent Expenses” includes all reasonable out-of-pocket fees and expenses (including, without limitation, all fees and expenses of financing sources (including those who are parties to the Financing Commitments), counsel, accountants, investment bankers, experts and consultants to Parent and its affiliates) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of any Parent Expenses pursuant to this Section 8.2(c) shall be made by wire transfer of same day funds as promptly as reasonably practicable (but in any event within two business days)

after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all such Parent Expenses to be paid (which itemization may be supplemented and updated from time to time by Parent until the thirtieth day after Parent delivers such notice of demand for payment, and the Company shall pay the amounts set forth in any such supplement or update as promptly as reasonably practicable, but in any event within two business days of receipt thereof). For avoidance of doubt, if following payment of any Parent Expenses pursuant to this Section 8.2(c), the Company Termination Fee becomes payable to Parent pursuant to Section 8.2(b), then all Parent Expenses paid by the Company pursuant to this Section 8.2(c) shall be credited against the Company Termination Fee.

(d) In the event that the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived but there is a failure to receive the proceeds of the Debt Financing (a “Debt Receipt Failure”), and Parent or Merger Sub breaches, whether or not intentionally, its obligation to effect the Closing pursuant to Article I and to satisfy its obligations to fund (or cause to be funded) all payments pursuant to Article II and any other payments contemplated hereunder to be funded at or prior to the Closing, then, upon the termination of this Agreement pursuant to Section 8.1(c), Parent shall pay to the Company an amount equal to $15,000,000 (the “Parent Termination Fee”) by wire transfer of same day funds as promptly as reasonably practicable following the date of termination of this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, if in the circumstances in which Parent becomes obligated to pay the Parent Termination Fee, the failure of Parent or Merger Sub to fund (or cause to be funded) all payments pursuant to Article II and any other payments contemplated hereunder to be funded at or prior to the Closing is due solely to a Debt Receipt Failure and neither Parent nor Merger Sub otherwise is in material breach of any of its representations, warranties, covenants or agreements hereunder, then, anything herein to the contrary notwithstanding, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.2(d) shall be the sole and exclusive remedy, at law or in equity, available to the Company and its affiliates and subsidiaries against Parent and Merger Sub and any of their respective former, current, or future general or limited partners, members or stockholders or against any of their respective former, current, or future general or limited partners, members, stockholders, directors, officers, managers, affiliates or agents (each a “Specified Person”), with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon payment of such amount, none of Parent or Merger Sub or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that the foregoing provisions of this Section 8.2(e) shall not apply with respect to the obligations set forth in the final sentence of Section 6.10(a), in Section 6.12(f) or in the final sentence of Section 8.3.

(f) Notwithstanding anything to the contrary in this Agreement, in the event of any termination of this Agreement by Parent under the circumstances set forth in clause (i) or (ii) of Section 8.2(b), then anything herein to the contrary notwithstanding, Parent’s right to receive payment of the Company Termination Fee pursuant to Section 8.2(b) shall be the sole and exclusive remedy, at law or in equity, available to Parent and Merger Sub and their respective affiliates and subsidiaries against the Company and its subsidiaries and any of their respective Specified Persons with respect to this Agreement and the transactions contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory or for any reason, and upon payment of such amount, none of the Company or any of its subsidiaries or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in no event, whether or not this Agreement shall have been terminated, shall the Company and its subsidiaries, as a group, on the one hand, or Parent and Merger Sub, as a group, on the other hand, be subject to monetary damages in excess of $25,000,000 in the aggregate for each such group, respectively, for all losses and damages arising from or in connection with breaches by Parent or Merger Sub, on the one hand, or by the Company, on the other hand, of their respective representations, warranties, covenants and agreements contained in this Agreement (other than those set forth in

Section 8.3 and Section 6.12(f), for which the limitations set forth in this Section 8.2(g) shall not apply), and none of the Company or any of its subsidiaries, Parent or Merger Sub or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, other than for fraud.

(h) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that each of the Company Termination Fee and the Parent Termination Fee, to the extent that either may become payable pursuant to this Section 8.2, constitutes liquidated damages and not a penalty.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Article IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered by the Company, Parent or Merger Sub pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

Prism Business Media Holdings, Inc.

249 West 17th Street

4th Floor

New York, NY 10011

Attention: Robert Feinberg, Esq.

Facsimile: 913-514-7472

  with an additional copy (which shall not constitute notice) to:

Wasserstein & Co. LP

1302 Avenue of the Americas

New York, NY 10019

Attention: Anup Bagaria and Jesse M. Du Bey

Facsimile: 212-502-5635

  with an additional copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attention: David A. Scherl, Esq., Jack Levy, Esq. and Steven M. Cooperman, Esq.

Facsimile: 212-735-8708

  with an additional copy (which shall not constitute notice) to:

Potter Anderson & Corroon LLP

Hercules Plaza, 6th Floor

1313 N. Market Street

Wilmington, DE 19801

Attention: John F. Grossbauer, Esq.

Facsimile: 302-778-6131

(b) if to the Company:

The Penton Media Building

1300 East Ninth Street

Cleveland, Ohio 44114

Attention: Chief Executive Officer

Facsimile: 216-696-1752

  with an additional copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Alyson Allen, Esq. and Jane D. Goldstein, Esq.

Facsimile: 617-951-7050

  with an additional copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

Attention: Frederick H. Alexander, Esq.

Facsimile: 302-425-4666

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “beneficial owner” with respect to any Shares shall mean a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c) “business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “Credit Agreements” shall mean the Loan Agreement, the Senior Secured Indenture, the Senior Secured Notes, the Senior Subordinated Indenture and the Senior Subordinated Notes.

(f) “generally accepted accounting principles” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(g) “knowledge” (i) with respect to the Company shall mean the actual knowledge after reasonable investigation of any of the persons set forth in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub shall mean the actual knowledge after reasonable investigation of any of the officers of Parent;

(h) “Loan Agreement” shall mean the Loan and Security Agreement, dated as of August 13, 2003, by and among Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, the Lenders signatory thereto and the Company, as Borrower, including any and all security agreements, account control agreements and other agreements or instruments contemplated thereby or delivered in connection therewith, as amended from time to time.

(i) “person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(j) “Senior Secured Indenture” shall mean the Indenture, dated as of March 28, 2002, by and among the Company as Issuer, the Subsidiary Guarantors named therein and U.S. Bank National Association as Trustee, with respect to the 11.875% $157,500,000 Senior Secured Notes due October 1, 2007 (“Senior Secured Notes”), as amended or supplemented from time to time.

(k) “Senior Subordinated Indenture” shall mean the Indenture, dated as of June 28, 2001, by and among the Company as Issuer, the Subsidiary Guarantors named therein and the Bank of New York as Trustee, with respect to the 10.375% $185,000,000 Senior Subordinated Notes due June 15, 2011 (“Senior Subordinated Notes”), as amended or supplemented from time to time.

(l) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.5 Entire Agreement; Assignment. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties and their respective affiliates with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.6 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 9.7 Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance; Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

Section 9.11 Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

Section 9.12 Interpretation. (a) When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Schedule, that such information is required to be listed therein or that any such items are material to the Company and its subsidiaries or to Parent and Merger Sub, as the case may be. The headings, if any, of the individual sections of each such Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. Each such Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of such Schedule with respect to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed in the same or any other section of such Schedule with respect to any other covenant, agreement, representation or warranty to the extent that the relevance of such item to such other covenant, agreement, representation or warranty is reasonably apparent on the face of such item.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRISM BUSINESS MEDIA HOLDINGS, INC.

By:	/s/ Jesse Du Bey
Name:	J. Du Bey
Title:	V.P.

PRISM ACQUISITION CO.

By:	/s/ Jesse Du Bey
Name:	J. Du Bey
Title:	V.P.

PENTON MEDIA, INC.

By:	/s/ David Nussbaum
Name:	David Nussbaum
Title:	CEO

ANNEX B

711 FIFTH AVENUE—NEW YORK, N.Y. 10022—(212) 832-8000

November 1, 2006

Special Committee of the Board of Directors

Penton Media, Inc.

The Penton Media Building

1300 East Ninth Street

Cleveland, OH 44114-1503

Members of the Special Committee of the Board of Directors:

We are pleased to confirm in writing the opinion provided orally to the Special Committee of the Board of Directors of Penton Media, Inc., a Delaware corporation (the “Company”), at its meeting held on November 1, 2006. We understand that the Company, Prism Business Media Holdings, Inc., a Delaware corporation (“Parent”), and Prism Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Agreement”) proposing to effect a business combination transaction relating to the Company as described in the Agreement (the “Transaction”). Capitalized terms used herein but not defined have the same meanings as set forth in the Agreement.

As further described in the Agreement, Merger Sub shall merge with and into the Company (the “Merger”). At the Effective Time of the Merger (i) the Company shall continue as the surviving corporation in the Merger and (ii) the separate corporate existence of Merger Sub shall cease. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) of the Agreement and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the quotient of (i) the Total Common Stock Proceeds divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Common Stock Per Share Merger Consideration”). Each share of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series C Preferred Stock to be canceled pursuant to Section 2.1(b) of the Agreement and any Dissenting Shares) shall be converted into the right to receive an amount in cash (the “Series C Preferred Stock Per Share Merger Consideration” applicable to such Share) equal to that portion of the Total Series C Preferred Stock Proceeds allocable thereto, as determined in accordance with written instructions delivered at or prior to the Closing to the Company by or on behalf of the holders of all of the issued and outstanding shares of Series C Preferred Stock. Each share of Series M Preferred Stock, par value $0.01 per share, of the Company (the “Series M Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series M Preferred Stock to be canceled pursuant to Section 2.l(b) of the Agreement and any Dissenting Shares) shall be converted into the right to receive an amount in cash (the “Series M Preferred Stock Per Share Merger Consideration” applicable to such Share) equal to the amount to which the holder thereof would be entitled pursuant to Sections 3 and 4 of the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock, as in effect immediately prior to the Effective Time. Each of the Common Stock Per Share Merger Consideration, the Series C Preferred Stock Per Share Merger Consideration and the Series M Preferred Stock Per Share Merger Consideration shall be payable to the holders of any Shares, without interest, upon surrender of such Shares in the manner provided in the Agreement, less any required withholding Taxes. Each option to purchase shares of Company Common Stock (each an “Option” and collectively the “Options”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled in

B-1

The Board of Directors

Penton Media, Inc.

November 1, 2006

exchange for the right to receive an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Common Stock Per Share Merger Consideration over the exercise price per Share subject to such Option immediately prior to the Effective Time, less any required withholding Taxes (the “Option Consideration”) (the aggregate Option Consideration, the aggregate Series M Preferred Stock Per Share Merger Consideration, the aggregate Series C Preferred Stock Per Share Merger Consideration and the aggregate Common Stock Per Share Merger Consideration are referred to collectively as the “Consideration”).

As you know, Allen & Company LLC (“Allen”) has been engaged by the Company to render certain financial advisory services. In this connection, pursuant to our June 7, 2006 engagement letter agreement (the “Engagement Letter”), you have asked us to render our opinion as to the fairness from a financial point of view to the holders of Company Common Stock, including in relation to the holders of Preferred Stock, of the Common Stock Per Share Merger Consideration to be paid in connection with the Transaction. Pursuant to the Engagement Letter, Allen was paid a retainer upon the signing of the Engagement Letter and has received a fee for its services in connection with the Transaction. The Company has also agreed to reimburse Allen’s expenses and indemnify Allen against certain liabilities arising out of such engagement.

Allen, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In addition, in the ordinary course of its business as a broker-dealer and market maker, Allen may have long or short positions, either on a discretionary or nondiscretionary basis, for its own account or for those of its clients, in the debt and equity securities (or related derivative securities) of the Company or Parent.

Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company as well as information which we received during the course of this assignment, including information provided by senior management of the Company in the course of discussions relating to this engagement. In arriving at our opinion, we neither conducted a physical inspection of the properties and facilities of the Company nor made or obtained any evaluations or appraisals of the assets or liabilities of the Company, or conducted any analysis concerning the solvency of the Company.

In rendering our opinion, we have relied upon and assumed with your consent the accuracy and completeness of all of the financial, accounting, tax and other information that were available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to financial projections provided to us, we have assumed with your consent that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We assume no responsibility for and express no view or opinion as to such forecasts or the assumptions on which they are based.

We have assumed that the Transaction will be consummated in accordance with the terms and conditions set forth in the draft Agreement and the draft agreements ancillary thereto that we have reviewed.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent

B-2

The Board of Directors

Penton Media, Inc.

November 1, 2006

developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In arriving at our opinion, we have among other things:

(i) reviewed trends in the business-to-business media industry and such other industries as we in our judgment determined to be relevant for purposes of our analysis;

(ii) reviewed and analyzed the terms and conditions of the Transaction, including the draft Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

(iii) reviewed presentations and other materials prepared by Credit Suisse Securities (USA) LLC describing its process in selling the Company and provided to the Board of Directors of the Company, in connection with its work as financial advisor to the Company;

(iv) analyzed certain financial aspects of the Transaction, including the nature and amount of the Consideration;

(v) reviewed the Company’s currently effective Certificate of Incorporation, including the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock and the Certificate of Designations, Preferences and Rights of the Series C Preferred Stock, and Bylaws;

(vi) reviewed and analyzed publicly available historical business and financial information relating to the Company as presented in documents filed with the Securities and Exchange Commission;

(vii) analyzed selected summary non-public financial and operating results of operations of the Company, including the Company’s forecast and budget for 2006 and projections through 2011;

(viii) analyzed the financial conditions and business prospects of the Company;

(ix) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with businesses which we deemed comparable to those of the Company;

(x) conferred with the management team of the Company;

(xi) analyzed the discounted present value of the Company’s future cash flows, based on the Company’s budgeted and projected financial results;

(xii) reviewed public financial and transaction information relating to premiums and selected multiples paid in certain business combination transactions which we deemed comparable to the Transaction;

(xiii) analyzed the theoretical value of the Company Common Stock as though it were an out-of-the-money option; and

(xiv) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

It is understood that this opinion was provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transaction (including the proxy statement to be submitted to the Company’s shareholders in connection with the Transaction).

B-3

The Board of Directors

Penton Media, Inc.

November 1, 2006

This opinion does not constitute a recommendation as to what course of action the Special Committee of the Board of Directors or any securityholder of the Company should pursue in connection with the Transaction, or otherwise address the merits of the underlying decision by the Company to engage in the Transaction. We express no opinion as to the price at which any share of capital stock of the Company or Parent will trade either before or after the Transaction.

We do not express any opinion as to any tax or other consequences that might result from the transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. For the purposes of our opinion, we have assumed with your consent that all governmental, regulatory or other consents necessary for the consummation of the Transaction as contemplated by the Agreement will be obtained without any adverse effect on the Company.

Our opinion is limited to the fairness, from a financial point of view, as of the date hereof, of the Common Stock Per Share Merger Consideration to be paid in connection with the Transaction to the holders of Company Common Stock, including in relation to holders of Preferred Stock.

[Remainder of page intentionally left blank.]

B-4

The Board of Directors

Penton Media, Inc.

November 1, 2006

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Common Stock Per Share Merger Consideration to be paid in connection with the Transaction is fair from a financial point of view to the holders of Company Common Stock, including in relation to the holders of Preferred Stock.

Very truly yours,

ALLEN & COMPANY LLC

By:	ERAN ASHANY
Managing Director

B-5

ANNEX C

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone 212 325 2000
New York, NY 10010	www.credit-suisse.com

November 1, 2006

Board of Directors

Penton Media, Inc.

1300 E. 9th St.

Cleveland, OH 44114

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Penton Media, Inc. (the “Company”), from a financial point of view, of the Common Stock Per Share Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 1, 2006 (the “Merger Agreement”), among Prism Business Media Holdings, Inc. (the “Acquiror”), Prism Acquisition Co., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive an amount in cash equal to the Common Stock Per Share Merger Consideration (as defined in and calculated in accordance with the terms of the Merger Agreement).

In arriving at our opinion, we have reviewed the Merger Agreement; the Allocation Agreement, dated July 11, 2006 (the “Allocation Agreement”), between the Company and the holders of shares of the Company’s Series C Preferred Stock; the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock of the Company; and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the management of the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company referred to above, the management of the Company has advised us, and we have assumed, that such forecasts (including, without limitation, estimates provided by the Company’s management with respect to the availability, timing and utilization of certain of the Company’s net operating losses) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company; that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof; and that Sections 3 and 4 the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock of the Company will not be modified or amended prior to the effective time of the Merger in a manner that would adversely effect the value of the Common Stock Per Share Merger Consideration. In addition, we have not been requested to make, and have not made, an independent evaluation

C-1

Board of Directors Penton Media, Inc. November 1, 2006 Page 2

or appraisal of the assets or liabilities (including, any contingent, derivative or off-balance-sheet assets, claims and liabilities) of the Company, nor have we been furnished with any such evaluations or appraisals (other than the estimates provided by the Company’s management with respect to the availability, timing and utilization of certain of the Company’s net operating losses). Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Common Stock Per Share Merger Consideration to be received by such holders in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the Allocation Agreement. In addition, our opinion does not in any manner address the allocation of the aggregate Merger Consideration (as defined in the Merger Agreement) as between holders of different classes of the Company’s capital stock pursuant to the terms of the Merger Agreement; the Allocation Agreement; outstanding options to acquire shares of Company Common Stock issued by the Company; and the Certificate of Designations, Preferences and Rights of the Series M Preferred Stock of the Company. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to the Company and the Acquiror and certain of their affiliates, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Stock Per Share Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

Kent Savagian

Managing Director

C-2

ANNEX D

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

c/o National City Bank Corporate Trust Department Locator 5352 P.O. Box 92301 Cleveland, OH 44101-4301

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. local time in Cleveland, Ohio on January 23, 2007 in order to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send the card below by mail.

By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of

Stockholders of Penton Media, Inc. and the Company’s Proxy Statement dated December 15, 2006.

If voting by mail, Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

PENTON MEDIA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 23, 2007

FOR HOLDERS OF COMMON STOCK, PAR VALUE $.01

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Penton Media, Inc. to be held at the executive offices of Penton Media, Inc. located at The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114 on January 23, 2007 beginning at 10:00 a.m., local time in Cleveland, Ohio, and (2) appoints Preston L. Vice, Maryann Rist and Stephen E. Martin, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Penton Media, Inc. that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote “FOR” the proposal to adopt the Agreement and Plan of Merger among Prism Media Business Holdings Inc., Prism Acquisition Co. and Penton Media, Inc. dated as of November 1, 2006.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Penton Media, Inc., and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

Dated                                         , 200

__________________________________

__________________________________

Signature(s)

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-

paid envelope so your shares may be represented at the Meeting.

Please fold and detach card at perforation before mailing.

Penton Media, Inc.	PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.      ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006, AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.      APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Important—This Proxy must be signed and dated on the reverse side.

c/o National City Bank Corporate Trust Department Locator 5352 P.O. Box 92301 Cleveland, OH 44101-4301

PENTON MEDIA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 23, 2007

FOR HOLDERS OF SERIES M PREFERRED STOCK, PAR VALUE $.01

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Penton Media, Inc. to be held at the executive offices of Penton Media, Inc. located at The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114 on January 23, 2007 beginning at 10:00 a.m., local time in Cleveland, Ohio, and (2) appoints Preston L. Vice, Maryann Rist and Stephen E. Martin, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all the shares of Series M Preferred Stock that the undersigned would be entitled to vote if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote “FOR” the proposal to adopt the Agreement and Plan of Merger among Prism Media Business Holdings Inc., Prism Acquisition Co. and Penton Media, Inc. dated as of November 1, 2006.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Series M Preferred Stock of Penton Media, Inc., and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

Dated                                              , 200

____________________________________

____________________________________

Signature(s)

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

Please fold and detach card at perforation before mailing.

Penton Media, Inc.	PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.      ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006, AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.      APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Important—This Proxy must be signed and dated on the reverse side.

c/o National City Bank Corporate Trust Department Locator 5352 P.O. Box 92301 Cleveland, OH 44101-4301

PENTON MEDIA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 23, 2007

FOR HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Penton Media, Inc. to be held at the executive offices of Penton Media, Inc. located at The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114 on January 23, 2007 beginning at 10:00 a.m., local time in Cleveland, Ohio, and (2) appoints Preston L. Vice, Maryann Rist and Stephen E. Martin, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all the shares of Series C Convertible Preferred Stock that the undersigned would be entitled to vote if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote “FOR” the proposal to adopt the Agreement and Plan of Merger among Prism Media Business Holdings Inc., Prism Acquisition Co. and Penton Media, Inc. dated as of November 1, 2006.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Series C Convertible Preferred Stock of Penton Media, Inc., and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

Dated                                              , 200

____________________________________

____________________________________

Signature(s)

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

Please fold and detach card at perforation before mailing.

Penton Media, Inc.	PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.      ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006, AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.      APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Important—This Proxy must be signed and dated on the reverse side.

c/o National City Bank Corporate Trust Department Locator 5352 P.O. Box 92301 Cleveland, OH 44101-4301

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. local time in Cleveland, Ohio on January 18, 2007 in order to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send the card below by mail.

By voting by telephone or Internet, you acknowledge receipt of the Notice of Special Meeting of

Stockholders of Penton Media, Inc. and the Company’s Proxy Statement dated December 15, 2006.

If voting by mail, instruction card must be signed and dated below.

Please fold and detach card at perforation before mailing.

VOTING INSTRUCTIONS TO THE TRUSTEE OF THE

PENTON STOCK FUND OF THE PENTON MEDIA, INC. RETIREMENT SAVINGS PLAN

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 23, 2007

The undersigned, a Participant in the Penton Stock Fund (the “Fund”) of the Penton Media, Inc. Retirement Savings Plan (the “Plan”) hereby instructs OFI Trust Company, as passive trustee for the Plan (the “Trustee”), to vote in accordance with the instructions on the reverse hereof all shares of common stock of Penton Media, Inc. credited, as of December 12, 2006, to the account of the undersigned Participant under the Plan (the “Equivalent Shares”), and to represent the undersigned Participant at the Special Meeting of Stockholders of Penton Media, Inc. to be held at the executive offices of Penton Media, Inc. located at The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114 on January 23, 2007 beginning at 10:00 a.m., local time in Cleveland, Ohio, and any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” the proposal to adopt the Agreement and Plan of Merger among Prism Media Business Holdings Inc., Prism Acquisition Co. and Penton Media, Inc. dated as of November 1, 2006.

The undersigned hereby revokes any voting instructions heretofore given to vote or act with respect to the Equivalent Shares.

Dated _______________________, 200 _

_____________________________________

Signature

Please date this card and sign your name exactly as it appears on this form.

PLEASE SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY. THANK YOU.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please

sign and date this voting instruction card and return

it promptly in the enclosed postage-paid envelope.

Please fold and detach card at perforation before mailing.

Penton Media, Inc.	VOTING INSTRUCTIONS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

YOUR EQUIVALENT SHARES WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THE RECORD KEEPER WILL VOTE FOR PROPOSALS 1 AND 2.

1.      ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AMONG PRISM MEDIA BUSINESS HOLDINGS INC., PRISM ACQUISITION CO. AND PENTON MEDIA, INC. DATED AS OF NOVEMBER 1, 2006, AS DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.      APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Important—This voting instruction card must be signed and dated on the reverse side.